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                                                                   EXHIBIT 10.34

                             DATED 18 DECEMBER 2000





      ____________________________________________________________________

                         GENERAL PARTNERSHIP AGREEMENT

      ____________________________________________________________________

                                    BETWEEN

                            BAYER POLYURETHANES B.V.

                                      AND

                              LYONDELL PO-11 C.V.

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                               TABLE OF CONTENTS


ARTICLE 1    DEFINITIONS...................................................    1

ARTICLE 2    FORMATION OF PARTNERSHIP......................................    2
   2.1       Formation of the Partnership..................................    2
   2.2       Partnership Percentages.......................................    2

ARTICLE 3    NAME, SEAT, TRADE REGISTER, MANAGING PARTNER..................    2
   3.1       Name of the Partnership.......................................    2
   3.2       Seat of the Partnership.......................................    2
   3.3       Registration..................................................    2
   3.4       Managing Partner..............................................    2
   3.5       Solely a Manufacturing Joint Venture..........................    2

ARTICLE 4    PURPOSE AND BUSINESS OF THE PARTNERSHIP.......................    2
   4.1       Business of the Partnership...................................    2
   4.2       Activities....................................................    3

ARTICLE 5    TERM..........................................................    3
   5.1       Initial Contract Term.........................................    3
   5.2       Extension of the Term.........................................    3

ARTICLE 6    CAPITAL CONTRIBUTIONS.........................................    3
   6.1       General.......................................................    3
   6.2       Working Capital...............................................    6

ARTICLE 7    ACCOUNTS IN THE NAME OF THE PARTNERS..........................    7
   7.1       Capital Accounts..............................................    7
   7.2       Current Accounts..............................................    8

ARTICLE 8    MANAGEMENT....................................................    8
   8.1       General.......................................................    8
   8.2       Operating Agreement...........................................   12

ARTICLE 9    OFFTAKE RIGHTS, MONTHLY PRODUCTION AND LIFTING PLANNING,
             SPARE CAPACITY, DELIVERY OF PRODUCT, SHARED STORAGE
             FACILITIES....................................................   13
   9.1       Offtake Rights of the Partners................................   13
   9.2       Monthly Production and Lifting Nominations....................   13
   9.3       Cost Allocations..............................................   14
   9.4       Bayer Spare Capacity..........................................   15
   9.5       Production Loss...............................................   17
   9.6       Product Specifications........................................   17
   9.7       Delivery and Testing of Products..............................   17
   9.8       Risk of loss of Raw Materials.................................   17
   9.9       Shared Storage Facilities.....................................   18

ARTICLE 10   PAYMENT OF OPERATING COSTS....................................   19


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  10.1       Invoicing for Operating Costs.................................   19
  10.2       Fixed Costs...................................................   19
  10.3       Variable Costs................................................   19
  10.4       Depreciation..................................................   19
  10.5       Special Adjustments...........................................   19
  10.6       Payment of Operating Costs....................................   20
  10.7       Disputes Regarding Operating Costs Statements.................   20
  10.8       Billing Addresses.............................................   20

ARTICLE 11   RECORD KEEPING, REPORTING.....................................   21
  11.1       Books and Records of the Partnership..........................   21
  11.2       Partner Access to Books and Records...........................   21
  11.3       Notice of Material Events.....................................   22
  11.4       Administration of the Partnership Accounts....................   22

ARTICLE 12   FINANCIAL YEAR, ANNUAL ACCOUNTS, OTHER AUDIT RIGHTS...........   22
  12.1       Financial Years...............................................   22
  12.2       Preparation and Certification of Annual Financial Statements..   22
  12.3       Annual Accounts Approval and Disputes.........................   23
  12.4       Disputes as to Significant Monetary Amounts...................   23

ARTICLE 13   ANNUAL PLAN, FIVE YEAR DEMAND FORECAST; PARTNER SELF
             PROCUREMENT RIGHTS; DISPUTES REGARDING EHS AND PERSONNEL
             COMPENSATION EXPENDITURES.....................................   24
  13.1       Annual Plan...................................................   24
  13.2       Five Year Demand Forecast.....................................   24
  13.3       Partner Rights to Self-Procurement of Strategic Raw Materials.   25
  13.4       Disputes Regarding EHS and Personnel Compensation
               Expenditures................................................   28

ARTICLE 14   DISCRETIONARY CAPITAL PROJECTS PROPOSED BY THE PARTNERS,
             UNILATERAL CAPITAL PROJECTS...................................   29
  14.1       Discretionary Capital Projects Proposed by a Partner..........   29
  14.2       Detailed Study................................................   29
  14.3       If Both Partners Desire to Proceed with a Discretionary
               Capital Project.............................................   30
  14.4       Right to Qualified Independent Engineer Confirmation..........   30
  14.5       Unilateral Capital Projects; Unilateral Capital Project
               Threshold...................................................   30
  14.6       Risks and Benefits Borne by Proceeding Partner................   30
  14.7       Disputes Regarding any Unilateral Capital Project
               Implementation Plan.........................................   31
  14.8       Management Committee Disapproval Does Not Prohibit Proceeding
               with a Project as a Unilateral Capital Project..............   31
  14.9       Adjustment to Unilateral Capital Project......................   31
  14.10      No Rights to Technology.......................................   31

ARTICLE 15   ADJUSTMENTS OF INTERESTS FOR UNILATERAL CAPITAL PROJECTS THAT
             AFFECT CAPACITY...............................................   31
  15.1       Unilateral Capital Projects that Increase Production
               Capacity....................................................   31
  15.2       Change to Offtake Percentages.................................   31
  15.3       Allocation of Capital Costs...................................   32



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ARTICLE 16   ALLOCATION OF PROFITS AND LOSSES..............................   32

ARTICLE 17   DISTRIBUTIONS.................................................   32
  17.1       Distributions of Cash.........................................   32
  17.2       Classification of Proceeds....................................   32

ARTICLE 18   RATIFICATION OF PRIOR BUSINESS................................   32

ARTICLE 19   INDEMNIFICATION, WAIVERS......................................   33
  19.1       Indemnification of the Operator...............................   33
  19.2       Indemnification for Product Liability and Related Claims......   33
  19.3       Indemnification for Failure to Timely Make Payment............   33
  19.4       Indemnification Procedures....................................   33
  19.5       Waiver of Claims..............................................   34
  19.6       No Warranties or Indemnities..................................   34
  19.7       Liability of Partners.........................................   35

ARTICLE 20   USE OF TECHNOLOGY.............................................   35
  20.1       Use by Bayer Partner of Lyondell License......................   35
  20.2       Accommodation Fee.............................................   35
  20.3       No Application to Bayer Spare Capacity Sold to Lyondell.......   35
  20.4       Certification.................................................   35
  20.5       No Technology Transfer or Grant of License under this
               Agreement...................................................   36
  20.6       Lyondell Group Technology.....................................   36

ARTICLE 21   COMPETITION...................................................   36

ARTICLE 22   RESTORATION FOLLOWING CASUALTY LOSS...........................   36
  22.1       Restoration Absent Mutual Agreement for First Twenty Years....   36
  22.2       No Restoration Following Major Casualty Occurring After First
               Twenty Years................................................   36
  22.3       Restoration...................................................   36
  22.4       Where Facilities Are Not Being Restored.......................   37
  22.5       Decisions.....................................................   37
  22.6       Definition of Major Casualty..................................   37

ARTICLE 23   RESTRICTION OF TRANSFERS AND PLEDGES..........................   37
  23.1       Prohibition on Transfer Unless Exception Applies..............   37
  23.2       Permitted Transfers to an Affiliate...........................   37
  23.3       Certain Transfers in Connection with Successor Parent Transfer
               or Permitted Successor......................................   37
  23.4       Assumption of Obligations by Assignee.........................   38
  23.5       Admission of a New Partner....................................   39
  23.6       Continuation of the Partnership...............................   39
  23.7       New Partners Bound by Terms and Conditions of this Agreement..   39
  23.8       No Application to Transfers or Pledges of Ownership Interests
               within Partners.............................................   39

ARTICLE 24   TERMINATION, DISSOLUTION OF THE PARTNERSHIP...................   39
  24.1       Events of Dissolution and Liquidation.........................   39
  24.2       No Dissolution of the Partnership Upon Bankruptcy.............   39



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ARTICLE 25   CONTINUATION OR LIQUIDATION...................................   39
  25.1       Winding Up or Continuation of the Partnership.................   39
  25.2       Winding Up and Liquidation....................................   40
  25.3       Offering of Partnership Assets................................   40
  25.4       Payment of Debts; Liquidating Distributions...................   40
  25.5       Liquidation Report............................................   40

ARTICLE 26   CLAIMS AFTER THE DISSOLUTION OF THE PARTNERSHIP...............   41

ARTICLE 27   CONFIDENTIALITY...............................................   41
  27.1       Obligation Not to Disclose or Misuse Confidential Information.   41
  27.2       Disclosures Required by Law...................................   41
  27.3       Confidential Information Remains Property of Disclosing Party.   42
  27.4       Survival......................................................   42
  27.5       Relationship With License Agreements..........................   42

ARTICLE 28   MISCELLANEOUS.................................................   42
  28.1       Notices.......................................................   42
  28.2       Construction..................................................   44
  28.3       Severability..................................................   44
  28.4       Tax Matters...................................................   44
  28.5       Governing Law.................................................   45
  28.6       Amendment and Waiver..........................................   45
  28.7       Performance Extended to Next Business Day.....................   45
  28.8       Benefits of Agreement Restricted to the Parties...............   45
  28.9       Dispute Resolution............................................   45



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                         GENERAL PARTNERSHIP AGREEMENT

     THIS GENERAL PARTNERSHIP AGREEMENT (this "AGREEMENT") is dated 18 December 2000 and is made between BAYER POLYURETHANES B.V. (the "BAYER PARTNER"), a company incorporated under the laws of The Netherlands, having its registered office at Weenapoint D, Weena 762, 3014 DA, Rotterdam, The Netherlands and LYONDELL PO-11 C.V. (the "LYONDELL PARTNER"), a limited partnership formed under the laws of The Netherlands, having its registered office at Weenapoint D, Weena 762, 3014 DA, Rotterdam, The Netherlands.

     The Bayer Partner and the Lyondell Partner are hereinafter individually referred to as a "PARTNER" and collectively they are referred to as the "PARTNERS".

WHEREAS:

     (A) On 31 March 2000, Lyondell entered into certain arrangements with Bayer and Bayer Corporation pursuant to which, inter alia, the Bayer Group purchased the Lyondell Group's world-wide polyether polyols business. At the same time Lyondell created a Delaware limited partnership to which certain of Lyondell's PO and associated co-product plants were contributed by Lyondell and in which Affiliates of Bayer Corporation purchased limited partnership interests.

     (B) As part of these arrangements, Lyondell, Bayer and Bayer Corporation entered into the Master Transaction Agreement. The Master Transaction Agreement contemplates Bayer's and Lyondell's joint participation in, among other things, a manufacturing joint venture for a grassroots "PO-11" PO/SM plant employing technology owned by an Affiliate of Lyondell.

     (C) The Partners have agreed to form a general partnership for the development, construction, ownership, maintenance and operation of the PO-11 Plant Facilities and the production therein of PO and SM for the Partners, have entered into agreements to license to each Partner certain technology from an Affiliate of Lyondell and have agreed that the Operator will be the development manager and the operator of the PO-11 Plant Facilities in accordance with the terms and conditions of the Operating Agreement.

     (D) In accordance with the terms and conditions of this Agreement, the Partners wish to enter into a general partnership agreement under the laws of The Netherlands to form a general partnership ("vennootschap onder firma").

     NOW THEREFORE, the Parties hereto agree as follows:

                           ARTICLE 1     DEFINITIONS

     Capitalised terms that are used and not otherwise defined in this Agreement have the meanings given to them in Exhibit A.



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                      ARTICLE 2  FORMATION OF PARTNERSHIP

     2.1 Formation of the Partnership. The Partners hereby form a general partnership ("vennootschap onder firma"), hereinafter referred to as the "PARTNERSHIP", pursuant to the laws of The Netherlands. The rights and duties of the Partners shall be as provided in those laws and under the terms and conditions of this Agreement.

     2.2 Partnership Percentages. The "PARTNERSHIP PERCENTAGE" means the percentage share of each Partner in profits and losses, assets (subject to Article 14) and voting rights in the Partnership in accordance with the terms of this Agreement. The Partnership Percentage of the Bayer Partner and the Lyondell Partner is 50% (fifty percent) for each Partner.

            ARTICLE 3  NAME, SEAT, TRADE REGISTER, MANAGING PARTNER

     3.1 Name of the Partnership. The name of the Partnership shall be "Lyondell Bayer Manufacturing Maasvlakte VOF".

     3.2 Seat of the Partnership. The Partnership shall have its seat at Rotterdam, The Netherlands.

     3.3 Registration. The Partnership shall be registered with the Trade Register of the Chamber of Commerce at Rotterdam, The Netherlands.

     3.4 Managing Partner. The Lyondell Partner shall be the "MANAGING PARTNER", provided, however, that upon fulfilment of any of the Lyondell Suspending Conditions, the Bayer Partner will become the Managing Partner. Upon such event, the references to the Lyondell Partner in its capacity as Managing Partner, including under Article 6, Article 8, Article 10, Article 11, Article 12,
Article 13, Article 14, Article 25 and Article 26, shall be deemed changed to refer to the Bayer Partner. Upon fulfilment of any of the Lyondell Dissolving Conditions, the Lyondell Partner shall again become the Managing Partner. Additionally, if a competent court grants a request for suspension of payments pursuant to a Suspension of Payments Proceeding filed by the Lyondell Partner, then effective upon the grant of the request, the Bayer Partner and the Lyondell Partner acting jointly shall be the Managing Partner. Upon such event, the references to the Lyondell Partner in its capacity as Managing Partner, including Article 6, Article 8, Article 10, Article 11, Article 12, Article 13,
Article 14, Article 25 and Article 26, shall be deemed changed to refer to both Partners acting jointly. If and when the suspension of payments ends without resulting in a Lyondell Suspending Condition, then the Bayer Partner shall cease to be a Managing Partner, effective upon the effective date of termination of the Suspension of Payments Proceeding.

      3.5 Solely a Manufacturing Joint Venture. Neither Partner shall create the impression through its marketing, sales or other activities that the Partnership is more than a manufacturing joint venture.

              ARTICLE 4  PURPOSE AND BUSINESS OF THE PARTNERSHIP

     4.1 Business of the Partnership. The business of the Partnership shall consist of the development, construction, ownership, maintenance and operation of the PO-11 Plant Facilities and of the production therein of PO and SM for the sole account of the Partners.


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     4.2 Activities. In conducting such activities, the Partnership may lease, purchase or sell personal and real estate property, purchase, sell or use any kind of raw materials, energy or other supplies, enter into contracts of any nature, employ and discharge agents or employees, make financial arrangements, borrow or lend funds and mortgage the assets of the Partnership, participate in and co-operate with legal entities and other functions as may be necessary or desirable in connection with the business described in Section 4.1 of this Agreement.

                                ARTICLE 5  TERM

     5.1 Initial Contract Term. This Agreement shall enter into force as of the date on which it has been signed by all of the Partners and shall end on the 50th (fiftieth) anniversary of Commercial Start-up (hereinafter the "INITIAL CONTRACT TERM"), unless previously terminated in accordance with Article 24.

     5.2 Extension of the Term. After the expiration of the Initial Contract Term or the most recent extension period, as applicable, the Partnership shall be extended each time under the same conditions for a period of two years, unless one of the Partners elects to terminate the Partnership by registered letter no later than 24 (twenty-four) months prior to the original or extended date of expiry.

                       ARTICLE 6  CAPITAL CONTRIBUTIONS

     6.1  General.

          6.1.1 The Partners shall contribute capital to fund the PO-11 Project Costs in the ratio of the Partnership Percentages. The Partners acknowledge that as of the Signing Date, LCNL has incurred PO-11 Project Costs in an agreed value amount of NLG 248,000,000 (two hundred and forty-eight million Dutch Guilders), including NLG 83,000,000 (eighty-three million Dutch Guilders) of PO-11 Project Costs incurred and to be incurred during calendar year 2000. The Partners further acknowledge that on, or within 24 (twenty-four) hours after, the Signing Date, (a) the Bayer Partner shall purchase a 50% (fifty percent) undivided joint ownership interest in the PO-11 Project Assets pursuant to the Sale and Transfer Agreement for NLG 124,000,000 (one hundred twenty-four million Dutch Guilders), on which applicable VAT (if any) at the standard rate will be charged; (b) the Lyondell Partner shall contribute to the Partnership a 50% (fifty percent) undivided joint ownership interest in the PO-11 Project Assets in exchange for the Lyondell Partner's Partnership Interest in the Partnership; and (c) the Bayer Partner shall contribute to the Partnership its 50% (fifty percent) undivided joint ownership interest in the PO-11 Project Assets in exchange for the Bayer Partner's Partnership Interest in the Partnership. In furtherance of the Sale and Transfer Agreement, and the contributions by the Partners described in clauses (b) and (c) of the prior sentence, (v) the Bayer Partner, the Lyondell Partner and the Partnership shall enter into the Partners Transfer Agreement as of the Signing Date; (w) LCNL and the Partnership shall enter into the



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                 Assignment and Assumption Agreement as of the Signing Date; (x)
                 LCNL and the Bayer Partner shall enter into the Notarial Deed as of the Signing Date; (y) the Lyondell Partner, its general partner and the Partnership shall enter into the Lyondell Notarial Deed as of the Signing Date; and (z) the Bayer Partner and the Partnership shall enter into the Bayer Notarial Deed as of the Signing Date. Payments by the Rotterdam Port Authority in respect of certain costs of infrastructure constructed by the Partnership are currently expected to be made on various dates during the Development Phase Recovery Period as agreed between the Partnership and the Rotterdam Port Authority for costs incurred by the Partnership to that date. Such payments shall be applied against then current and future PO-11 Project Costs or, following the end of the Development Phase Recovery Period, shall be distributed to the Partners in accordance with their Partnership Percentages.

          6.1.2 During the Development Phase Recovery Period, the Bayer Partner and the Lyondell Partner will make capital contributions to the Partnership pursuant to cash calls administered by the Lyondell Partner to fund PO-11 Project Costs and other obligations of the Partnership during the Development Phase. Cash calls shall be denominated in Euros and shall include applicable VAT and similar charges on the underlying invoices. Each cash call shall be accompanied by a "DEVELOPMENT PHASE CASH CALL STATEMENT", which shall show for any expenditure in excess of EUR 100,000 (one hundred thousand Euros) each party to whom payment is due, a brief explanation of the purpose of the payment and the calculation of the amount payable by each Partner in accordance with the format included in Schedule 6.1.2A. Each cash call shall be accompanied, if applicable, by
                 (a) a copy of the request for payment from the EPC Contractor,
                 (b) a copy of the Operator's invoice for Service Charges and
                 (c) a copy of the invoice in respect of any amount in excess of EUR 250,000 (two hundred fifty thousand Euros) payable to any Person other than the EPC Contractor or the Operator. In order to best match funding of the Partnership Accounts with the spending for each month, the Lyondell Partner shall determine the date(s) on which the Partners shall fund the Partnership Accounts. The information to the two Partners shall be provided at least 10 (ten) calendar days prior to the date on which the Partnership Accounts must be funded. The Lyondell Partner may issue two or more cash calls during a month if it determines such action is advisable. The Lyondell Partner shall attempt to minimise overdrafts and funding balances in the Partnership Accounts in determining the amount and due dates for payments.

                 The Partners shall pay the cash calls in accordance with their Partnership Percentages.



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                 For information purposes only, a schedule of anticipated
                 spending for PO-11 Project Costs is attached hereto as Schedule 6.1.2B. Actual spending may differ from that shown on Schedule 6.1.2B.

          6.1.3 During the Production Term, the Bayer Partner and the Lyondell Partner will make such capital contributions to the Partnership as are necessary to fund Capital Projects undertaken in accordance with Article VII of the Operating Agreement. The Lyondell Partner shall administer cash calls for each such capital contribution. In order to best match funding of the Partnership Accounts with the spending for each Capital Project, the Lyondell Partner shall determine the date on which the Partners shall fund the Partnership Accounts. The information to the two Partners shall be provided at least 10
                 (ten) calendar days prior to the date on which the Partnership Accounts must be funded. The Lyondell Partner shall prepare the "CAPITAL COSTS STATEMENTS" which are to accompany each cash call. The Capital Costs Statements shall include separate breakdowns by category for EHS Capital Projects, Maintenance Capital Projects, Enterprise Consistency Capital Projects and Discretionary Capital Projects as to which Capital Costs are included in the cash call. A pro forma Capital Costs Statement is attached hereto as Schedule 6.1.3.

          6.1.4 Each Partner shall timely pay its share of any cash call in connection with the Development Phase Cash Call Statement or the Capital Costs Statement, as the case may be, on the date specified in the cash call. Payments shall be timely made in immediately available funds, such that funds are credited to the Partnership Accounts on the due date, without withholding, deduction, offset or counterclaim. Any Partner failing to timely pay the amount due shall pay interest on such unpaid amount from the date due until paid at the Default Rate. If there is a manifest error in calculation in the Development Phase Cash Call Statement or Capital Costs Statement, as the case may be, the Lyondell Partner, upon learning of such error, will correct the calculation and show such recalculation.

          6.1.5 If the Bayer Partner disputes any amount payable pursuant to any Capital Costs Statement submitted to it by the Lyondell Partner, then the Bayer Partner shall have the right to raise such objection with the Lyondell Partner. Any such dispute may be raised at any time, provided that any dispute that is not resolved between the Partners may only be resolved through a binding advisor procedure in accordance with Article 12. The Bayer Partner shall timely pay the amount in question pending the resolution of any dispute. Payment shall not constitute acceptance of the amount charged. If it is determined that the Bayer Partner has overpaid any amount pursuant to a Capital Costs Statement, then the Partnership shall pay interest on such overpaid amount from the date of payment until the date refunded at the Default Rate.


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     6.2  Working Capital.

          6.2.1 The Lyondell Partner shall prepare and administer on behalf of the Partnership the requests for Partnership Working Capital and the Working Capital Statements, which shall be denominated in Euros. In advance of the scheduled date of Commercial Start-up, the Partners shall make such Partnership Working Capital contributions in order to (a) provide the Partnership with sufficient funds to purchase required Raw Materials; (b) fund the Initial Services Charge Advance; and (c) otherwise meet all obligations of the Partnership with respect to the initial period of operations, taking into account the payment due date of the initial Operating Costs Statements pursuant to Section
                 10.1 and the projected timing of VAT payments by and refunds to the Partnership. The total amount of such cash calls made to the Partners by the Lyondell Partner on behalf of the Partnership that is not used to fund PO-11 Project Costs is referred to herein as "PARTNERSHIP WORKING CAPITAL". The Lyondell Partner shall provide the "WORKING CAPITAL STATEMENTS" which are to accompany each cash call and the supporting documentation and projected uses for each cash call. A pro forma Working Capital Statements is attached hereto as Schedule
                 6.2.1. The Lyondell Partner shall provide for cash flow management for the Partnership that (i) is working capital neutral to the Partnership; (ii) timely meets all obligations of the Partnership; (iii) prevents excessive accumulation of funds in the Partnership Accounts; (iv) does not create excessive administrative burdens on the Partners; and (v) provides transparency to the Partners as to Operating Costs and Capital Costs. The Partners shall review the provisions of this
                 Section 6.2 periodically and shall change such provisions by mutual agreement if these objectives are not being met. On a quarterly basis, the Lyondell Partner will provide the Bayer Partner with cash flow forecasts for the Partnership for the upcoming 12 (twelve) month period. The Bayer Partner and the Lyondell Partner shall make capital contributions to the Partnership to fund Partnership Working Capital in accordance with the foregoing provisions of this Section 6.2.1.

          6.2.2 The Partnership Working Capital is intended to remain in place throughout the Term of this Agreement, subject to adjustment as provided herein. On a quarterly basis, or more frequently if so requested by one or both Partners, the Lyondell Partner shall review with the Bayer Partner the account balances in the Partnership Accounts in relationship to the due dates of Operating Costs. When appropriate to achieve the goals stated in Section 6.2.1, the Lyondell Partner shall provide for a Partnership Working Capital adjustment in accordance with
                 Section 6.2.1.

          6.2.3 The Lyondell Partner will send requests for capital contributions to the Partnership in accordance with Section 6.1.2, Section 6.1.3 and Section 6.2.1 to the Partners at the following addresses unless and until otherwise instructed by the Partners.


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

               To the Bayer Partner:

                    Bayer Polyurethanes B.V.
                    Energieweg 1
                    3641 RT Mijdrecht
                    The Netherlands
                    Attention:  Managing Director


               Copy to:

                    Bayer AG
                    KB-KF Finanzen
                    GEB. W1
                    D-51368
                    Leverkusen
                    Germany
                    Attention:  Leitung

               To the Lyondell Partner:

                    Lyondell PO-11 C.V.
                    Lyondell Service Center
                    Weenapoint D
                    Weena 762
                    3014 DA
                    Rotterdam
                    The Netherlands
                    Attention:  Director Financial Controls


               Copy to:

                    Lyondell PO-11 C.V.
                    Theemsweg 14
                    3197 KM Rotterdam-1 Botlek
                    The Netherlands
                    Attention:  Director, European Manufacturing


                ARTICLE 7  ACCOUNTS IN THE NAME OF THE PARTNERS

     7.1 Capital Accounts. In the books of the Partnership a separate capital account (the "CAPITAL ACCOUNT") shall be established and maintained in respect of each Partner. The Capital Account shall be credited with the value of any capital contributions made by such Partner to the Partnership and be debited with the value of any capital repayment (including the deemed repayment in connection with depreciation) made to such Partner. The Capital Accounts of the Partners will not bear interest. No Partner shall be entitled to withdraw or



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encumber any part of its Capital Account except in the case of capital repayments pursuant to Article 6 or Article 17 or with the other Partner's prior written approval.

     7.2 Current Accounts. Besides the Capital Account, each Partner will have a current account in which any profits distributable to such Partner pursuant to
Article 17 will be credited.

                             ARTICLE 8  MANAGEMENT

     8.1  General.

          8.1.1 Except as provided in Section 8.1.2, any decision that specifically requires the approval of both Partners shall be taken by the Partnership Representatives jointly. The Lyondell Partner shall appoint one Partnership Representative and the Bayer Partner shall appoint one Partnership Representative. Each Partnership Representative shall have the authority to represent the Partner by whom it is appointed in all matters and decisions under this Agreement, except as provided in
                 Section 8.1.2 and except as provided in the Operating Agreement. Each Partner may change its designated Partnership Representative from time to time by written notice to the other Partner and the Operator.

          8.1.2 For the purpose of reviewing for approval (a) the Annual Plan in accordance with Section 13.1; (b) the Annual Accounts in accordance with Section 12.3; and (c) any other Major Decisions (as listed in Section 8.1.7), the Partners shall meet and act through a management committee (the "MANAGEMENT COMMITTEE"). The Management Committee meeting to approve the Annual Accounts shall take place within 30 (thirty) days after the Lyondell Partner provides the Annual Accounts to the Bayer Partner. The notice in respect of the calling of any Management Committee meeting shall in all cases indicate any Major Decision scheduled for consideration. Each Partner may convene Management Committee meetings for the above and/or other subjects upon 10 (ten) Business Days prior written notice to the other Partner.

          8.1.3 The Management Committee shall consist of six members (the "MEMBERS") to be appointed by the Partners by nomination. Three Members shall be appointed by nomination of the Bayer Partner (the "BAYER MEMBERS") and three Members shall be appointed by nomination of the Lyondell Partner (the "LYONDELL MEMBERS"). Members may at any time be replaced by the Partner who appointed the respective Member by notice to the other Partner and the Operator. Members may at any time give another Member a written power of attorney to act on that Member's behalf at a Management Committee meeting. When a Member holding a written power of attorney attends any Management Committee meeting, it shall provide the other

                 Members in attendance with copies of any such written power of attorney.

          8.1.4 Management Committee meetings shall be held in person at the PO-11 Plant Facilities unless an alternative location or a meeting by telephone is agreed in advance by a decision of the Management Committee in accordance with Section 8.1.5.

          8.1.5 At least two Bayer Members and at least two Lyondell Members, in either case including Members attending through a power of attorney, shall constitute a quorum. The decisions of the Management Committee can only be taken by a majority vote consisting of at least two Bayer Members and at least two Lyondell Members voting in favour (any such decision as evidenced in writing shall be a "MANAGEMENT COMMITTEE RESOLUTION"). The vote of at least two of the Members appointed by a Partner to approve or disapprove a decision shall constitute the approval or disapproval of the Partner in question. No Member will have a deadlock determining casting vote. Except with respect to approval of the Annual Plan and Annual Accounts (unless otherwise agreed by the Members by a Management Committee Resolution), decisions can be taken in writing by resolution without convening a meeting. All decisions of the Management Committee shall be evidenced by a written resolution signed by at least two Bayer Members and at least two Lyondell Members. If at any Management Committee meeting convened to address any Major Decision there is an insufficient quorum to take a valid decision, then a second Management Committee meeting shall be convened on at least 10
                 (ten) Business Days prior written notice. At such second Management Committee meeting a valid decision can be taken on any Major Decision noticed for the above initial Management Committee meeting without any quorum.

          8.1.6 The Lyondell Partner will be responsible for the management of the Partnership and will as such manage the business of the Partnership in the best interests of the Partnership. Except as expressly provided otherwise in this Agreement, the Lyondell Partner shall have full decision making authority with regard to the management of the Partnership's business. The Lyondell Partner has delegated certain of its rights and duties to the Operator in accordance with, and subject to, the express limits of the Operating Agreement and this Agreement.

          8.1.7 The following decisions of the Lyondell Partner (the "MAJOR DECISIONS") shall be subject to the prior approval of the Partners at a Management Committee meeting:

                 (a)  The adoption of the Annual Accounts;

                 (b) The adoption of an Annual Plan (including each of the Annual Production Plan, the Operating Budget and the Capital Budget);

                 (c) The adoption of a Strategic Raw Materials Purchasing Plan and an Other Raw Materials Purchasing Plan;

                 (d) Initiating, compromising or settling Material Litigation on behalf of the Partnership subject to Section 19.4.5;

                 (e) Entering into, amending, extending or terminating any agreement between the Partnership and any Partner or any Affiliate of any Partner except as otherwise permitted under Article V of the Operating Agreement;

                 (f) Adopting or amending a hedging or derivative strategy policy;

                 (g) To the extent not authorised under a hedging or derivative policy adopted pursuant to the prior paragraph, entering into, amending, extending or terminating any derivative, hedging or similar contract;

                 (h) Entering into any initial utility contract after the Signing Date or making any Material Utility Contract Amendment;

                 (i) Incurring debt (other than trade debt in the ordinary course of business) or the entering into, amending, extending or terminating of any loan agreement on behalf of the Partnership;

                 (j) Acquiring, selling or pledging of fixed assets, except worn-out or obsolete inventory, and except for equipment and other components of the PO-11 Plant Facilities that are sold or disposed of pursuant to an Annual Plan, in conjunction with routine maintenance or in connection with a Capital Project permitted pursuant to Article VII of the Operating Agreement;

                 (k) The matters requiring approval under Section 4.7 of the Operating Agreement and under Paragraph 1.4 of Appendix 1 to the Operating Agreement;

                 (l) The adoption or modification of profit or cash distribution policies;

                 (m)  The appointment of the auditor of the Partnership;

                 (n) Consent to assignment by the Operator of its rights and obligations under the Operating Agreement, except where approval to assignment is expressly not required under such Agreement;

                 (o) Entering into a new operating agreement for the PO-11 Plant Facilities if there is a termination of the Operating Agreement in accordance with its terms;

                 (p)  Amending or terminating the Ground Lease;

                 (q) Acquiring, founding or selling Affiliates of the Partnership;

                 (r) Decisions in respect of a Casualty requiring the approval of both Partners pursuant to Article 22;

                 (s) Entering into bankruptcy proceedings or filing for a suspension of payments ("surseance van betaling") on behalf of the Partnership;

                 (t)  Dissolution or winding up of the Partnership; and

                 (u)  Any changes of or amendments to the Partnership Agreement.

                 The exceptions contained in 8.1.7(e) and (j) shall apply only for so long as the Operator and the Lyondell Partner shall both be Lyondell Affiliates.

          8.1.8 Subject to Section 8.1.9(a), only the Lyondell Partner shall have the authority to represent and bind the Partnership. Provided that the Management Committee has approved a Major Decision, the Bayer Partner shall provide the Lyondell Partner promptly upon its request with a written confirmation of its consent and/or a written power of attorney authorising the Lyondell Partner to represent and bind the Partnership in respect of such Major Decision. Additionally, the Bayer Partner shall provide the Lyondell Partner promptly upon its request with a written power of attorney authorising the Lyondell Partner to represent and bind the Partnership in respect of any decision other than a Major Decision, notwithstanding the limitations of authority submitted for registration pursuant to
                 Section 8.1.10.

          8.1.9  (a)  If for any reason the Bayer Partner alleges in good faith that the Lyondell Partner fails or refuses to enforce either (i) the obligations of the Operator under the Operating Agreement or (ii) the obligations of any other Lyondell Affiliate that is a contracting party with the Partnership to the detriment of the Partnership or (iii) the rights of the Partnership against any Affiliate of the Lyondell Partner (if any) then, upon and following written notice to the Lyondell Partner, the Bayer Partner shall have the right to enforce such obligations on behalf of the Partnership.

                 (b) For the avoidance of doubt, the Lyondell Partner shall have the right to enforce the rights of the Partnership against any Affiliate of the Bayer Partner that is a contracting party with the Partnership.

         8.1.10  (a)  The limitations of the authority of the Lyondell Partner described in Schedule 8.1.10 will be submitted for registration with the Trade Register of the Chamber of Commerce at Rotterdam, The Netherlands.

                 (b) The amount specified in Section 1(a) of Schedule 8.1.10 shall be adjusted every five years from the Signing Date by multiplying the amount by a propylene market price ratio as determined by reference to the average quarterly propylene contract price for Northwest Europe, published in ICIS during the relevant year divided by a base value of EUR 535/MT as of the Signing Date. If ICIS is not available a mutually agreed market publication will be used in substitution.

                 (c)  For avoidance of doubt, the limitations set forth in
                      Schedule 8.1.10 are for external effect only and do not limit or expand the limitations of authority of the Lyondell Partner under Section 8.1.7.

     8.2  Operating Agreement.

          8.2.1 The Partnership shall enter into the Operating Agreement with the Operator. The Operating Agreement will provide for a power of attorney authorising the Operator to represent and bind the Partnership under the terms and conditions set forth in the Operating Agreement. Notwithstanding the limitations submitted for registration pursuant to Section 8.1.10, upon request of the Lyondell Partner, the Bayer Partner shall promptly provide the Operator with a written confirmation of the above power of attorney, provided that the Operator is acting within the scope of its authority under the Operating Agreement.

          8.2.2 The Partnership Representatives, provided they are acting jointly, are hereby granted the powers necessary to bind the Partnership in accordance with the terms of the Operating Agreement.

          8.2.3 Each Partner shall have the right to request that the Operator performs Additional Services in accordance with the terms of the Operating Agreement. The requesting Partner shall pay the Operator directly for the Operator's charges in providing the Additional Services which the Operator has agreed to provide to the requesting Partner. The other Partner shall have no responsibility for such charges.

          8.2.4 The Lyondell Partner shall provide the Bayer Partner with all reports delivered by the Operator to the Partnership.

          8.2.5 At the request of one or both Partners, the Lyondell Partner shall request the Operator to use reasonable endeavours, subject to Section 4.2.16 of the Operating Agreement, to obtain a quality certification for the PO-11 Plant Facilities in excess of that maintained by the Operator at the time of such request with respect to other facilities of the Lyondell Group in The Netherlands operated by the

                 Operator. The requesting Partner or Partners shall pay all incremental costs incurred by the Operator in obtaining and maintaining such quality certification.

          8.2.6 Each Partner shall properly instruct and use reasonable endeavours to cause its respective officers, employees, agents, representatives, contractors, vendors, customers or other business invitees entering the PO-11 Plant Facilities to comply with the EHS Policies.

   ARTICLE 9  OFFTAKE RIGHTS, MONTHLY PRODUCTION AND LIFTING PLANNING, SPARE
                CAPACITY, DELIVERY OF PRODUCT, SHARED STORAGE
                                  FACILITIES



     9.1 Offtake Rights of the Partners. Subject to the provisions of this Agreement, the Partnership shall make available to each Partner and each Partner will accept from the Partnership its share, determined in accordance with the Partners' respective Offtake Percentages, of PO and co-produced SM that are produced from the PO-11 Plant Facilities as and when produced in accordance with
Section 9.2.2, and each Partner will pay to the Partnership the costs incurred therewith.

     9.2  Monthly Production and Lifting Nominations.

          9.2.1 Prior to the 25th (twenty-fifth) day of each month, each Partner will provide the Partnership with (a) a binding two month production nomination for each of the following two months and (b) a binding one month lifting nomination for the following month. Each Partner's lifting nomination for both PO and SM shall be broken down on a daily basis for the upcoming month.

          9.2.2 The Partners shall cause their Partnership Representatives to meet with the Operator prior to establishing the Partner's binding nominations to (a) co-ordinate and optimise lifting nominations for each month, taking into account each Partner's lifting preferences and any production constraints based on the latest information available to the Partners and the Operator and (b) address the Partners' binding production nomination for the second following month (e.g., the Partners will address their production nomination for September at the end of July). As the base case for production is 100% (one hundred percent) operating rates, absent Turnarounds or other scheduled or unscheduled production disruptions, these meetings will focus mainly on intra-month optimisations of lifting nominations. In agreeing upon production and lifting nominations, the Partners may consider and agree in writing to changes to the risk of loss provisions of Section 9.8. The Partners shall be allocated and shall accept for delivery PO and co-produced SM as actually produced during each month in accordance with the ratio established by their product nominations, regardless of whether actual production is more or less than that forecasted for that month.

          9.2.3 Each Partner has the right to reduce its share of PO and co-produced SM from maximum operating rates in its firm production nominations pursuant to Section 9.2.1. However, no Partner may reduce production such that the PO-11 Plant Facilities would run below the Minimum Turndown Operating Rate. If both Partners' combined nominations would result in the PO-11 Plant Facilities running below the Minimum Turndown Operating Rate, then the following shall apply:

                 (a) Partner's respective annual output in the Proposed Annual Production Plan shall be adjusted such that each Partner's nominations from full operating rates is reduced in proportion to their respective Offtake Percentages until either (i) the Minimum Turndown Operating Rate is reached or (ii) the output to either Partner is reduced to such Partner's desired nominations, whichever occurs first.

                 (b)  If a Partner's desired nominations are reached under
                      Section 9.2.3(a), then the other Partner's output may be further reduced until either (i) the Minimum Turndown Operating Rate is reached or (ii) such Partner's desired nominations are achieved, whichever occurs first.

          9.2.4 The Bayer Partner is not entitled to reduce production without first offering Bayer Spare Capacity to the Lyondell Partner pursuant to Section 9.4.

          9.2.5 Any Partner choosing to reduce its share of production in accordance with Section 9.2.3 shall remain liable for its share of Fixed Costs, as determined in accordance with Section 9.3, and will be responsible for all incremental Variable Costs (such as increased costs of Raw Materials and utilities) resulting from any production turndown below full operating rates such that the other Partner is held neutral. In addition, if a Partner proposes to change its binding production and lifting nominations, and the Operator, acting in good faith, accommodates such requested change, then the Partner changing its nominations shall be responsible for all incremental costs resulting from such change that the Operator is unable to mitigate, such as Raw Material contract cancellation charges and/or utility take-or-pay or capacity reservation charges. Such adjustments will be included in the Operating Costs Statements to the relevant Partner for the month in question.

          9.2.6 The Partners shall inform each other in a timely manner as to Turnarounds, shutdowns and other major events impacting each Partner's use and offtake of PO and SM from the PO-11 Plant Facilities.

     9.3 Cost Allocations. Regardless of actual production levels resulting from the Partners' nominations or production disruptions, each Partner shall pay its Partnership

Percentage share of all Fixed Costs for each month, subject to potential modification in accordance with a Unilateral Capital Implementation Plan, as provided in the last sentence in this Section 9.3. Subject to the adjustments provided for in Section 9.2.5, Variable Costs shall be payable by the Partners in the ratio of their total production nominations for the month. For avoidance of doubt, for Unilateral Capital Projects, Fixed Costs and Variable Costs for Unilateral Capital Projects shall be allocated in accordance with the applicable Unilateral Capital Implementation Plan.

     9.4  Bayer Spare Capacity.

          9.4.1  As part of the meeting at the end of the month described in
                 Section 9.2.2, the Bayer Partner shall offer to the Lyondell Partner in writing:

                 (a) the PO from the Bayer Partner's share of production from the PO-11 Plant Facilities that the Bayer Group does not intend to use captively for its Identified Polyols business together with co-produced SM; or

                 (b) the SM from the Bayer Partner's share of production from the PO-11 Plant Facilities that the Bayer Group does not intend to use captively, directly or indirectly pursuant to product "swap" arrangements or to sell pursuant to trading arrangements (whether existing or anticipated) together with co-produced PO.

                 If the Bayer Partner has both PO and SM spare capacity pursuant to clauses (a) and (b) above, then the Bayer Partner may select between clauses (a) and (b) but, for the avoidance of doubt, in all cases the PO and SM offered must be in proportion based on the actual production ratio. The metric tonnes of PO and SM that are required to be offered by the Bayer Partner to the Lyondell Partner pursuant to this Section 9.4.1 are called herein the "BAYER SPARE CAPACITY".

          9.4.2 The Lyondell Partner shall use reasonable endeavours to either use the Bayer Spare Capacity captively within the Lyondell Group or to market and sell the Bayer Spare Capacity to third parties for the account of Bayer as provided herein. Notwithstanding the foregoing, the Lyondell Partner will not be required to attempt to use or sell the Bayer Spare Capacity if:

                 (a) as to PO, the Lyondell Partner anticipates that the Lyondell Group will not be using for the month in question 100% (one hundred percent) of its own PO production capacity within Western Europe (in its own derivative business and/or pursuant to third party sales); or

                 (b) such captive use or third party sale of the Bayer Spare Capacity will, in the Lyondell Partner's opinion, be detrimental to the business of the Lyondell Group.

          9.4.3 The Lyondell Partner shall notify the Bayer Partner in writing within 15 (fifteen) days following the Bayer Partner's written request pursuant to Section 9.4.1 whether the Lyondell Partner will take part or all of the Bayer Spare Capacity, and if only part thereof, which portion of the co-produced PO and SM. In such notice, the Lyondell Partner will identify how it anticipates the Bayer Spare Capacity for PO will be sold or used derivatively by the Lyondell Group, the corresponding period over which the Bayer Spare Capacity for PO is anticipated to be sold or used derivatively by the Lyondell Group, the corresponding price and volumes for each month of the designated period and corresponding payment terms. With respect to SM, such notice shall include the period within which the Lyondell Partner anticipates that the Lyondell Group will sell the Bayer Spare Capacity as to SM and the corresponding volumes for each month within the designated period. The foregoing information is to be used solely for assisting the Partners in negotiating a price and establishing payment terms to the Bayer Partner and is in no way binding on the Lyondell Partner. The Lyondell Group's actual use or sales may differ substantially from such forecast and the Lyondell Partner shall have no obligation to attempt to track sales or derivative use of either PO or SM or report such results to the Bayer Partner .

          9.4.4 The PO price will be based in each case on a 2% (two percent) net profit to the Lyondell Group on the Lyondell Group's net sales of the PO or PO derivative product(s) in which the PO is consumed, as anticipated by the Lyondell Partner, taking into account all costs anticipated to be incurred by the Lyondell Group .

          9.4.5 The Bayer Spare Capacity (or portion thereof elected to be purchased by the Lyondell Partner) as to SM will be priced to the Lyondell Partner as if purchased and resold by Lyondell to third parties. The Lyondell Partner will pay the Bayer Partner an amount equal to 50% (fifty percent) of the positive net margin of (a) the arithmetic mean of the "spot" "low" SM price for each of the weekly reports published by ICIS during each month of the designated period times the corresponding anticipated sales volume for the month in excess of (b) the SM Manufacturing Costs for the month in question. If such net margin is negative, the Bayer Partner shall bear 100% (one hundred percent) of such difference.

          9.4.6 The Bayer Partner shall have 15 (fifteen) days to accept or reject the Lyondell Partner's offer. The Bayer Partner must accept or reject the Lyondell Partner's offer in its entirety as to both PO and SM.

          9.4.7 If and to the extent that the Lyondell Partner declines to purchase the Bayer Spare Capacity in accordance with Section
                 9.4.3 or if the Bayer Partner rejects the Lyondell Partner's offer pursuant to Section 9.4.6, then the Bayer Partner may (a)
                 (i) market and sell the PO component of the Bayer Spare Capacity to third parties subject to payment to the

                 Lyondell Partner of the Accommodation Fee and (ii) freely sell the associated SM of the Bayer Spare Capacity as it may determine or (b) decide not to use the Bayer Spare Capacity, in which case the production of the PO-11 Plant Facilities shall be reduced accordingly subject to and in accordance with
                 Section 9.2.3 and Section 9.2.5.

          9.4.8 Where the Lyondell Partner has agreed to purchase Bayer Spare Capacity from the Bayer Partner in accordance with this Section 9.4, then subject to Section 9.9.4, PO and SM Shared Storage Facilities capacities shall be automatically adjusted to reflect such agreement, based on the volumes affected by such agreement .

          9.4.9 In addition to the foregoing provisions of this Section 9.4, it is understood that the Bayer Partner may, from time to time, offer to the Lyondell Partner Bayer Spare Capacity of SM or PO only, and the Lyondell Partner may accept or reject any such offer in its sole discretion.

     9.5 Production Loss. The Partners shall share in proportion to their respective Offtake Percentages all PO and SM production loss and corresponding increased costs of production, storage and logistics costs resulting from both scheduled and unscheduled shutdowns and turndowns, regardless of cause.

     9.6 Product Specifications. The Lyondell Partner shall use reasonable endeavours to cause the Operator to produce and deliver to the Delivery Point PO and SM that meets the specifications set forth in Schedule 9.6. Off-spec PO and SM that is accepted by a Partner (or its nominee) at the Delivery Point shall be such Partner's responsibility to the same extent as if the product met specifications. As used herein, "off-spec" means PO or SM that does not comply with the specifications set forth in Schedule 9.6.

     9.7 Delivery and Testing of Products. Unless the PO or SM fails to meet the specifications set forth in Section 9.6, each Partner shall accept at the Delivery Point all PO and SM that is produced in accordance with the production schedule that is established in accordance with Section 9.2.2. The Lyondell Partner shall cause the Operator to sample and test PO and SM in accordance with the procedures set forth in Schedule 9.7 or such other testing procedures for PO and SM used, from time to time, by the Lyondell Group in accordance with the Policies and the Lyondell Operating Practices. A Partner may, at its sole discretion, choose to accept or refuse off-spec PO and SM. Risk of loss for PO and SM shall pass from the Partnership to a Partner at the Delivery Point, except as otherwise agreed between the Partners in connection with the agreed production and lifting schedules pursuant to Section 9.2.2.

     9.8 Risk of loss of Raw Materials. Risk of loss to the Partnership's share of Raw Materials shall be shared by the Partners in accordance with their Offtake Percentages. The Partnership's share of Commingled Raw Materials shall be determined in accordance with Section 4.4 of the Operating Agreement.

     9.9  Shared Storage Facilities.

          9.9.1 The Partnership shall hold title to PO and SM in Shared Storage Facilities.

          9.9.2 As a general rule, capacity in PO and SM Shared Storage Facilities shall be shared by the Partners in accordance with their respective Offtake Percentages, and the Partners shall share risk of loss to the PO or SM contained in the Shared Storage Facilities in accordance with their respective Offtake Percentages. The Partners shall make regular liftings of PO and SM from the Shared Storage Facilities in accordance with
                 Section 9.2. By written agreement between the Partners as to volume, term and compensation to the granting Partner, the Partners may agree to a different allocation of Shared Storage Facilities capacity and risk of loss for SM and/or PO for a designated period.

          9.9.3  Where the Partners have agreed in writing pursuant to Section
                 9.2 to temporarily share production or liftings of either PO or SM for a given period of time on a basis other than in accordance with their respective Offtake Percentages, then such agreement shall automatically apply to their capacity rights with respect to the PO and/or SM Shared Storage Facilities, whichever shall be the subject of such agreement. Furthermore, the Partners may also agree in writing to share risk of loss in a manner different than as provided in Section 9.9.5.

          9.9.4 There will be no adjustment to the provisions regarding transfer of title or risk of loss with respect to PO and SM which constitutes Bayer Spare Capacity that Lyondell has agreed to purchase.

          9.9.5 Subject to Section 9.9.6, if a loss to PO or SM in Shared Storage Facilities occurs such that one of the Partners does not receive a proportionate amount of production of that product at the time of loss because the other Partner has made a lifting prior to the loss, then the Partner that did not receive its proportionate share of production at the time of loss shall be entitled upon restoration of normal production to the first production of such product as may be necessary so that such production loss and corresponding production costs are shared by the Partners in accordance with their respective Offtake Percentages, subject, without duplication, to any written agreement made pursuant to Section 9.9.2 or Section 9.9.3.

          9.9.6 If any Partner fails to timely lift PO or SM from the Shared Storage Facilities in accordance with Section 9.2, such Partner shall bear all risk of loss with respect to the product that is not timely lifted in accordance with Section 9.2, and shall bear all incremental costs incurred by the Partnership and the other Partner as a consequence of such failure, including taking corrective action pursuant to Section 9.9.7.

          9.9.7 Following prior written notice to the defaulting Partner and after such prior consultation with the defaulting Partner as is reasonably feasible under the circumstances, the non-defaulting Partner shall instruct, on behalf of the Partnership, the Operator to take such steps as are appropriate to prevent the non-defaulting Partner from incurring Damages as a result of such failure, while mitigating the Damages to the defaulting Partner. Such steps may include selling, utilising or placing in off-site storage for the account of the defaulting Partner the product which the defaulting Partner has failed to lift and/or curtailing production, in which case all incremental costs of such curtailment and all resulting production loss shall be for the account of the defaulting Partner.

                    ARTICLE 10  PAYMENT OF OPERATING COSTS

     10.1 Invoicing for Operating Costs. On or about the 7th (seventh) Business Day of each month, commencing in the month following that containing the date of Commercial Start-up, the Lyondell Partner, on behalf of the Partnership, will separately provide each Partner with an invoice (the "OPERATING COSTS STATEMENT") in Euros for each Partner's share of Operating Costs incurred. Each Operating Costs Statement will detail each Partner's share of PO and SM liftings during the prior month and be increased with VAT, if applicable. Each Operating Costs Statement shall show the total Operating Costs incurred and each Partner's share of such Operating Costs and shall further contain a breakdown of Fixed Costs, Variable Costs and depreciation into the constituent key cost components in accordance with the pro forma Operating Costs Statement attached hereto as
Schedule 10.1. Adjustments to Operating Costs for any month due to rebates, discounts, surcharges, billing errors or other reasons shall be made in the month in which payment in respect of such adjustment is made, received or discovered, as the case may be. The per unit Raw Material costs for each Partner will be the same, subject to Section 9.2.5. The Operating Costs Statement shall contain copies of invoices of the supplier to the Operator for Commingled Raw Materials.

     10.2 Fixed Costs. Fixed Costs for the invoiced month shall be invoiced to the Partners in accordance with Section 9.3.

     10.3 Variable Costs. Variable Costs for the invoiced month shall be invoiced to the Partners based on their respective production nominations for the invoiced month in accordance with Section 9.2, subject to any changes required by a Unilateral Capital Implementation Plan.

     10.4 Depreciation. Depreciation for the invoiced month shall be charged to the Partners in accordance with their Partnership Percentages on a 10 (ten) year straight-line basis for all assets of the Partnership. Depreciation will be settled by a deemed payment from the Partners followed by a deemed repayment of capital from the Partnership, resulting in a corresponding decrease of each Partner's Capital Account.

     10.5 Special Adjustments. Special adjustments to the Operating Costs payable by a Partner in accordance with this Agreement (e.g., incremental costs billed to a Partner who changes its firm production or lifting nominations as provided in Section 9.2.5) shall be separately listed and detailed.

     10.6 Payment of Operating Costs. Each Partner shall pay its respective share of Operating Costs based on the Operating Costs Statement on or before the 20th (twentieth) calendar day of each month, or if such day is not a Business Day, on the preceding Business Day. Payments will be made when due in immediately available funds, such that funds are credited to the Partnership Accounts without withholding, deduction, offset or counterclaim. Interest on late payments will accrue and be payable at the Default Rate. If there is a manifest error in calculation in the Operating Costs Statement, the Lyondell Partner, upon learning of such error, will correct the calculation and show such recalculation.

     10.7 Disputes Regarding Operating Costs Statements. If the Bayer Partner disputes any amount payable pursuant to any Operating Costs Statement submitted to it by the Lyondell Partner, then the Bayer Partner shall have the right to raise such objection with the Lyondell Partner and to instruct the Lyondell Partner to raise such objection on behalf of the Partnership with the Operator or any other third party supplier. Any such dispute may be raised and any such instruction may be given at any time, provided that any dispute that is not resolved between the Partners may only be resolved through a binding advisor procedure in accordance with Article 12. The Bayer Partner shall timely pay the amount in question pending the resolution of any dispute. Payment shall not constitute acceptance of the amount charged. If it is determined that the Bayer Partner has overpaid any amount pursuant to an Operating Cost Statement the Partnership shall pay interest on such overpaid amount from the date of payment until the date refunded at the Default Rate.

     10.8 Billing Addresses. The Partnership will send Operating Costs Statements to the Partners at the following addresses unless and until otherwise instructed by the Partners.

          To the Bayer Partner:

               Bayer Polyurethanes B.V.
               Energieweg 1
               3641 RT Mijdrecht
               The Netherlands
               Attention:  Managing Director

          Copy to:

               Bayer
               KB-KF Finanzen
               GEB.W1
               D-51368
               Leverkusen
               Germany
               Attention:  Leitung

          To the Lyondell Partner:

               Lyondell Service Center
               Weenapoint D
               Weena 762
               3014 DA
               Rotterdam
               The Netherlands
               Attention:  Director Financial Controls


          Copy to:

               Lyondell PO-11 C.V.
               Theemsweg 14
               3197 KM Rotterdam-1 Botlek
               The Netherlands
               Attention:  Director, European Manufacturing

                     ARTICLE 11  RECORD KEEPING, REPORTING

     11.1  Books and Records of the Partnership.

           11.1.1 The Lyondell Partner shall open and maintain on behalf of the Partnership books, records and accounts in Euros, which, in reasonable detail, accurately and fairly reflect the business activities as they have been carried out by the Partnership.

           11.1.2 The Lyondell Partner will devise and maintain an adequate system of internal accounting controls which shall, amongst others, be sufficient to provide reasonable assurance that transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with generally accepted accounting principles as applied, from time to time, in Western Europe by the Lyondell Group and (b) to maintain accountability for assets and liabilities.

     11.2 Partner Access to Books and Records. Each Partner or its representative shall have access, upon reasonable notice during normal business hours, to all financial records and other books and records of the Partnership and shall be entitled to make copies of such books and records as often as such Partner may request, excluding any books and records containing information with respect to PO-11 Technology. All expenses associated with such inspections and copying will be at the requesting Partner's expense. The Lyondell Partner will use reasonable endeavours to redact sensitive information and take other steps so that books and records containing information regarding PO-11 Technology shall not contain any other material information relevant to the business of the Partnership that is not available to the Partners from another source.

     11.3 Notice of Material Events. Each Partner shall notify the other Partner in writing promptly after obtaining knowledge of any incident or event materially adversely affecting the Partnership or the Partnership's business or assets.

     11.4 Administration of the Partnership Accounts. The Lyondell Partner shall administer the Partnership Accounts on behalf of the Partnership. The Partnership Accounts will be maintained in the name of the Partnership. The Lyondell Partner may maintain Partnership Accounts in Dutch guilders, Euros and US dollars. All contributions and payments by the Partners will be deposited in the Partnership Accounts and the Lyondell Partner shall make payments from the Partnership Accounts to third parties and to the Operator for Service Charges in respect of Operating Services and the management, operation, maintenance and ownership of the PO-11 Plant Facilities. The Lyondell Partner shall be the sole signatory to withdraw funds from the Partnership Accounts. The Bayer Partner shall have direct, constant and real-time on-line access to the balances of the Partnership Accounts. The Lyondell Partner has submitted to the Bayer Partner for review a description of the internal authorisation and control system that has been put in place by the Lyondell Partner to protect the interests of the Partnership and the names of the persons currently authorised to withdraw funds from the Partnership Accounts on behalf of the Lyondell Partner. Such internal authorisation and control system will require, inter alia, that withdrawals require the authorisation of at least two persons. Any modification to the authorisation and controls system intended to be implemented by the Lyondell Partner shall be subject to the prior review (but not approval) of the Bayer Partner. In addition, the Bayer Partner may request that such authorisation and control system as used for the Partnership be modified to add the requirement of a Bayer Partner representative approval, in addition to the Lyondell Partner representatives approval, for withdrawals of more than EUR 1,000,000 (one million Euros) (Inflation Adjusted), provided that any such modification to the authorisation and controls system proposed by the Bayer Partner preserves the control integrity of the existing system.

        ARTICLE 12  FINANCIAL YEAR, ANNUAL ACCOUNTS, OTHER AUDIT RIGHTS

     12.1 Financial Years. The first financial year of the Partnership shall run from the date of the formation of the Partnership up to and including 31 December 2000. In subsequent years, the financial year of the Partnership shall be concurrent with the calendar year.

     12.2 Preparation and Certification of Annual Financial Statements. Within one month after the end of each financial year, the Lyondell Partner shall prepare (or have prepared) a balance sheet, profit and loss statement, cash flow statement, depreciation schedule, explanatory notes and similar items thereto for the Partnership for the prior year in accordance with the accounting practices maintained from time to time by the Lyondell Group in Western Europe. Within such period, the Lyondell Partner shall cause such accounts to be certified by the external auditors of the Partnership to the extent necessary for Bayer and Lyondell to prepare their respective consolidated financial statements and shall deliver a copy thereof to the Bayer Partner. Within four months after the end of each financial year, the Lyondell Partner shall cause to be finalised, and audited and certified by the external auditors of the Partnership, the annual accounts ("ANNUAL ACCOUNTS") of the Partnership for the prior year and provide a copy thereof to the Bayer Partner. The Bayer Partner shall be provided with a copy of any reports (including management reports) prepared by the Partnership's external auditors and shall be notified of and afforded the opportunity to participate in any meetings with such external auditors relating to the Partnership.

     12.3  Annual Accounts Approval and Disputes.

           12.3.1 The Annual Accounts shall be considered as final and binding upon each of the Partners when they have been approved by the Partners at a Management Committee meeting.

           12.3.2 If a Partner affirmatively objects to the approval of the Annual Accounts at any Management Committee meeting as set forth in Section 8.1.5, then the disputing Partner has the right, within two weeks after the date of such meeting, to have the Annual Accounts finally determined by way of a binding advice ("bindend advies") procedure in accordance with Article D of Exhibit B. If the disputing Partner does not timely initiate such procedure, then the Annual Accounts shall be deemed to be approved.

           12.3.3 If there is no quorum at the second Management Committee meeting as set forth in Section 8.1.5, then the attending Members may approve the Annual Accounts, and such approvals will make the Annual Accounts final and binding. For the avoidance of doubt, in such case, no Partner shall have the right to initiate the above binding advice procedure.

           12.3.4 Each Partner has the right to invoke an audit of the Operating Costs or the Capital Costs assessed to them in accordance with this Agreement in accordance with this
                   Section 12.3 and Section 12.4. Any such audit under this
                   Section 12.3 shall be subject to Section 12.3.3 and must be brought within the time periods and in accordance with the procedures set forth in Section 12.3.2. In connection with any audit under this Section 12.3 or Section 12.4, the disputing Partner shall notify the Operator that an audit is being brought under Section 9.4.1 of the Operating Agreement.

           12.3.5 The final determination of the Annual Accounts and the resolution of any audit under Section 12.3.4 and Section 12.4 shall constitute a discharge of the Lyondell Partner from the liability, if any, it may have incurred with respect to the charging of Operating Costs and Capital Costs for the year in question.

     12.4 Disputes as to Significant Monetary Amounts. In addition to the procedure set forth in Section 12.3, either Partner may raise disputes with regard to, and audit any individual item of, any Development Phase Cash Call Statement, Capital Costs Statement and Operating Cost Statement if such item exceeds (a) EUR 5,000,000 (five million Euros) (Inflation Adjusted) for Development Phase Cash Call Statements and Capital Costs Statements and
(b) EUR 1,000,000 (one million Euros) (Inflation Adjusted) for Operating Costs Statements if in any such case those disputes are not resolved between the Partners, without waiting until the Annual Accounts are reviewed by the Partners under Section 12.3.

The disputing Partner shall submit such dispute to resolution in accordance with the binding advice procedure described in Article D of Exhibit B.

         ARTICLE 13  ANNUAL PLAN, FIVE YEAR DEMAND FORECAST; PARTNER
             SELF PROCUREMENT RIGHTS; DISPUTES REGARDING EHS AND
                      PERSONNEL COMPENSATION EXPENDITURES

     13.1  Annual Plan.

           13.1.1 The Lyondell Partner shall cause the Operator to prepare and deliver to the Partnership on or before 1 October of each year, commencing in 2002, the Annual Plan and the Four Year Forward Forecast.

           13.1.2 If the Management Committee approves the Annual Plan by 1 November, the Lyondell Partner shall provide to the Operator a copy of the Management Committee Resolution approving the Annual Plan. If the Management Committee is deadlocked on any element of the Annual Plan and such deadlock continues beyond 1 November, then the Management Committee shall adopt a Management Committee Resolution approving the elements that are not in dispute and the issues in dispute shall be submitted to the Global Steering Committee for further review and attempted resolution by 1 December. The Lyondell Partner shall provide the Operator with a copy of the Management Resolution approving the elements that are not in dispute.

           13.1.3 If the Global Steering Committee approves the entire Annual Plan by 1 December, then the Lyondell Partner shall provide the Operator with a written authorisation to implement the Annual Plan. Where any portion of the Annual Plan is not approved, and the Partnership is deadlocked as to whether the Operator's proposed course of action is consistent with the Policies and the Lyondell Operating Practices, then the Bayer Partner as the disputing Partner, may at its election invoke the binding advice procedure on behalf of the Partnership to resolve the dispute in accordance with the provisions of
                   Section 7.3.4 of the Operating Agreement.

     13.2  Five Year Demand Forecast.

           13.2.1 Both Partners shall furnish to the Partnership and the Operator on or before 1 August of each year commencing in 2002 their "Five Year Demand Forecast", being the Partner's good faith estimate of the total volume requirements of PO and SM for the Partner for the next succeeding five years, broken down by month for the first year and by quarter for the following four years. No Partner may include in its demand forecast for any month a production level that would cause the PO-11 Facilities to operate at less than the Minimum Turndown Operating Rate, assuming the other Partner is utilising all of its production capacity.

             13.2.2 The base case for the Partners' demand forecasts will be proportionate offtakes of PO and SM and 100% (one hundred percent) continuous operating rates, after taking into account Turnarounds and reliability indices.

             13.2.3 As part of its Five Year Demand Forecast, the Bayer Partner will indicate any Bayer Spare Capacity for co-produced PO and SM that it expects to offer to the Lyondell Partner in accordance with Section 9.4.

             13.2.4 In addition to the Five Year Demand Forecast, both Partners shall furnish the Partnership and the Operator such other information as the Operator may reasonably request to enable the Operator to prepare the Proposed Annual Plan.

     13.3  Partner Rights to Self-Procurement of Strategic Raw Materials.

             13.3.1 Subject to the terms and conditions of this Section 13.3 that follow, and solely in connection with arrangements involving SM supply to, offtake by and/or equity arrangements with a Third Party, each Partner shall have the right to procure for its own account from the Third Party or its Affiliates ethylene and/or benzene up to the amount required to produce its entire production capacity of SM for the upcoming Plan Year, based on such Partner's production nominations in the Annual Plan, but not more than the ethylene and/or benzene, as applicable, required to produce the SM to which the Third Party or its Affiliates is or are entitled under the relevant arrangements.

             13.3.2 Subject to the terms and conditions of this Section 13.3 that follow, and solely in connection with market-based arrangements involving PO supply to and/or offtake by a Third Party, each Partner shall also have the right to procure for its own account from the Third Party or its Affiliates propylene up to the amount required to produce 30% (thirty percent) of such Partner's Offtake Percentage of "nameplate" capacity for PO, but not more than the propylene required to produce the PO to which the Third Party or its Affiliates is or are entitled under the relevant arrangements.

             13.3.3 Nothing contained in this Section 13.3 affects or limits Bayer's obligations under Section 9.4 or the provisions of
                     Section 20.1 or Section 20.2.

             13.3.4  The procurement limits for each Partner under Section
                     13.3.1 and Section 13.3.2 will be based on and consistent with the PO/SM production ratio contained in the Annual Plan.

             13.3.5 In connection with each separate arrangement with a Third Party, a Partner desiring to procure Strategic Raw Materials (a "SRM PROCURING PARTNER") shall indicate such intent to the other Partner (for this purpose, the "NON-PROCURING PARTNER") and the Operator at least

                     (a) 12 (twelve) months prior to 1 January of the first year in which the SRM Procuring Partner desires to procure ethylene and/or benzene for its own account and (b) 24 (twenty-four) months prior to 1 January of the first year in which the SRM Procuring Partner desires to procure propylene for its own account. The SRM Procuring Partner may make its election for a single year (or portion thereof) or for a designated period of years, subject to the limitations of this Section 13.3.

             13.3.6 The SRM Procuring Partner's rights to procure Strategic Raw Materials are subject to the terms of any then existing Strategic Raw Materials supply contracts. If both Partners desire to be SRM Procuring Partners for the same period, then any quantities available for Partner procurement shall be equitably allocated between them in the ratio of their intended self-procurement quantities, until the availability limit is reached or until a Partner's self-procurement quantity is fully satisfied, in which latter case any remaining availability shall be allocated to the other Partner.

             13.3.7 The SRM Procuring Partner shall be responsible for keeping the Non-Procuring Partner economically neutral notwithstanding the SRM Procuring Partner's procurement for its own account, including as to Strategic Raw Material structural discounts and rebates that will be available to the Partnership for the desired period of procurement by the SRM Procuring Partner under then existing supply contracts and as provided in the Strategic Raw Materials Purchasing Plan.

             13.3.8 The SRM Procuring Partner shall be responsible for meeting specifications established by the Operator for the Strategic Raw Materials so procured. The SRM Procuring Partner shall be responsible for compliance with the Operator's requirements as to delivery terms for the Strategic Raw Materials so procured. The SRM Procuring Partner shall co-ordinate delivery schedules with the Operator to provide for integration with overall Strategic Raw Material procurement for the PO-11 Plant Facilities. The SRM Procuring Partner shall bear all production loss attributable to its failure to timely arrange delivery of Strategic Raw Materials meeting specifications to the appropriate delivery point(s) for the Strategic Raw Materials that the SRM Procuring Partner has elected to procure for its own account, notwithstanding the provisions of Section 9.5.

             13.3.9 Title and risk of loss of the Strategic Raw Materials procured by the SRM Procuring Partner shall pass to the Partnership upon receipt by the Partnership of the Strategic Raw Materials at the delivery point, subject to the Strategic Raw Materials meeting specification testing in accordance with the Operator's customary practices. The delivery point for propylene delivered by the SRM Procuring Partner to the Europoort Terminal shall be the intake flange at a common storage tank for propylene at Europoort. The delivery point for ethylene and benzene, and propylene delivered to the PO-11 Plant Facilities, shall be the intake flange at a common storage tank for such Strategic Raw Material located at the Leased Premises.

            13.3.10 The SRM Procuring Partner shall bear the total acquisition costs (including costs to deliver the Strategic Raw Materials to the delivery point, as provided in Section 13.3.9) of the Strategic Raw Materials that it has elected to procure for its own account. The SRM Procuring Partner is not required to disclose the price terms for such Strategic Raw Materials procured for its own account to the other Partner or to the Operator. The Non-Procuring Partner shall bear a correspondingly higher share of the corresponding Strategic Raw Material purchased for the account of the Partnership so that its PO or SM (as relevant for the Strategic Raw Material in question) capacity needs are met solely from the Strategic Raw Materials purchased for the account of the Partnership. Notwithstanding the foregoing, such share could be subject to possible adjustment if and to the extent necessary so that the Non-Procuring Partner is kept economically neutral by reason of the SRM Procuring Partner's procurement.

            13.3.11 As an example of how these provisions are intended to apply, assume both Partners' Offtake Percentage is 50% (fifty percent) and that the PO-11 Plant Facilities are scheduled in the Annual Plan to operate at nameplate capacity for the upcoming Plan Year. Assume a SRM Procuring Partner intends to supply for the upcoming year 30% (thirty percent) of the propylene required to supply its Offtake Percentage of nameplate PO capacity. This would mean that, under the foregoing assumptions, the SRM Procuring Partner elects to supply 15% (fifteen percent) of the total propylene needs of the PO-11 Plant Facilities for the upcoming Plan Year. Assume the acquisition and delivery costs of the propylene purchased by or on behalf of the Partnership on a unit (metric tonne) basis is unaffected by the SRM Procuring Partner's decision. Assume propylene deliveries by the SRM Procuring Partner are made rateably each month. Each month, the SRM Procuring Partner would pay for (a) 100% (one hundred percent) of the acquisition and delivery costs of the propylene it is supplying and (b) 41% (forty-one percent) of the acquisition and delivery costs of the propylene purchased by or on behalf of the Partnership. The Non-Procuring Partner would pay 59% (fifty-nine percent) of the acquisition and delivery costs of the propylene purchased by or on behalf of the Partnership. The Non-Procuring Partner will be in the same economic position that it would have been in if it were paying 50% (fifty percent) of the costs of the total propylene supplied to the PO-11 Plant Facilities, since the unit cost of propylene is unchanged.

            13.3.12 Not more than once per year, each Partner shall have the right to have an independent external auditor conduct the other Partner's compliance with this Section 13.3 for the then current and/or prior calendar year if the other Partner has procured Strategic Raw Materials for its own account during such period.

       13.4  Disputes Regarding EHS and Personnel Compensation Expenditures.

             13.4.1 The following provisions of this Section 13.4 apply to the rights of the Bayer Partner to dispute expenditures or proposed expenditures by the Operator for EHS activities or that are the result of personnel compensation increases that are not in accordance with the Annual Budget and that are undertaken or are proposed to be undertaken by the Operator based on its spending authority under Section 7.4.2(b) or Section 7.4.2(f) or Section 7.5.2(a) or Section 7.5.2(g) (and not another basis under Section 7.4.2 or Section 7.5.2).

             13.4.2 If the Bayer Partner believes that any such unbudgeted expenditure for EHS activities or that results from personnel compensation increases is not consistent with the EHS Policies or the Personnel Policies, as applicable, then the Bayer Partner, with concurrent notice to the Lyondell Partner and to the Operator, shall bring such dispute to the Management Committee for attempted resolution within 10
                     (ten) days after the Bayer Partner becomes aware of the disputed expenditure pursuant to written information provided to the Bayer Partner by the Operator or the Lyondell Partner.

             13.4.3 If the Bayer Partner timely brings the dispute to the Management Committee and if the Management Committee does not resolve such dispute within 10 (ten) days after the dispute is first submitted to the Management Committee for attempted resolution, then the Bayer Partner may submit the dispute to the Global Steering Committee for attempted resolution within 5 (five) Business Days after the expiration of the 10 (ten) day period within which the Management Committee is given to resolve such dispute.

             13.4.4 If the Bayer Partner timely brings the dispute to the Global Steering Committee and if the Global Steering Committee does not resolve such dispute within 10 (ten) days after the dispute is first submitted to the Global Steering Committee for attempted resolution, then the Bayer Partner, by notice to the Lyondell Partner and to the Operator within 10 (ten) days after the expiration of the 10 (ten) day period within which the Global Steering Committee is given to resolve such dispute, may submit the issue as to whether the Operator's positions in dispute are in fact consistent with the EHS Policies or the Personnel Policies, as applicable, to resolution by a three-member panel of binding advisors in accordance with Article C of Exhibit B. As a precondition to submitting the dispute to resolution by a panel of binding advisors, the Bayer Partner shall submit with its notice to the Lyondell Partner and to the Operator a written reasoned explanation of the basis for the Bayer Partner's objections.

             13.4.5 The Bayer Partner shall elect in writing by notice to the Lyondell Partner prior to or at the time the Bayer Partner submits such dispute to resolution by a binding advisor procedure pursuant to Section 13.4.4.

                     whether (a) to release the Lyondell Partner from responsibility pursuant to Section C.7(d) of Exhibit B for potentially paying more than the Lyondell Partner's Partnership Percentage share of the costs associated with such expenditures by the Operator which the Partnership may incur during the pendency of the dispute resolution process if the Operator proceeds with the EHS or personnel compensation increase expenditure or (b) to accept responsibility for Damages that the Operator and the Lyondell Partner may incur if the Operator defers such activities and expenditures until the dispute is resolved.

             13.4.6 If the Bayer Partner elects not to so release the Lyondell Partner, then the Lyondell Partner shall instruct the Operator to continue with the Operator's proposed expenditures or to defer such expenditures.

             13.4.7 If the Bayer Partner elects not to so release the Lyondell Partner, and the binding advisors determine that the EHS or personnel expenditures are inconsistent with the EHS Polices or the Personnel Policies, as applicable, then the Partners' respective share of the costs incurred by the Partnership as a result the Operator's proceeding with its proposed expenditures during the resolution of the dispute shall be determined under Section C.7 of Exhibit B.

             13.4.8 If the Lyondell Partner instructs the Operator to defer such expenditures during the resolution of the dispute, and the binding advisors do not determine that the EHS or personnel expenditures are inconsistent with the EHS Polices or the Personnel Policies, as applicable, then the Bayer Partner shall be solely responsible for Damages incurred by the Operator and the Partnership as a consequence of the deferral in accordance with Section C.8 of Exhibit B.

          ARTICLE 14  DISCRETIONARY CAPITAL PROJECTS PROPOSED BY THE
                     PARTNERS, UNILATERAL CAPITAL PROJECTS

     14.1 Discretionary Capital Projects Proposed by a Partner. Each Partner shall have the right on or before 1 September of each year to submit to the Partnership for the following year proposals for Discretionary Capital Projects which, in the opinion of such Partner, are beneficial to both Partners or that Partner alone. Given that the Bayer Partner does not have access to the Proprietary PO/SM Technology, the Bayer Partner may present its proposals on the basis of certain desired results.

     14.2 Detailed Study. Where the Operator proceeds with a feasibility and cost study in accordance with Section 7.6.1 of the Operating Agreement, and if either or both of the Partners desire to further proceed with the proposal, then the Lyondell Partner shall cause the Operator to prepare a detailed study including a schedule for implementation, project scope, plans, a preliminary estimate of costs and all other information relevant or necessary to allow the Partners to evaluate the proposal and determine whether to participate in the Capital Costs, risks and resulting benefits in accordance with their Partnership Percentages.

     14.3 If Both Partners Desire to Proceed with a Discretionary Capital Project. If both Partners desire to proceed with the Discretionary Capital Project proposed by a Partner, then such Discretionary Capital Project shall be included in the Annual Plan and Capital Budget and the Partners shall participate in such Capital Project in accordance with their Partnership Percentages. Without limitation, the costs incurred by the Operator under
Section 7.6.1 and Section 7.6.2 of the Operating Agreement shall be shared by the Partners in accordance with their Partnership Percentages. If only one Partner desired the Operator to proceed with the feasibility and cost study or detailed study, then the costs incurred by the Operator under Section 7.6.1 and
Section 7.6.2 of the Operating Agreement shall be borne by the requesting
Partner.

     14.4 Right to Qualified Independent Engineer Confirmation. If a Partner is not satisfied with the Operator's justification for not proceeding with a feasibility and cost study, is not satisfied with the results of a feasibility and cost study, or is not satisfied with the detailed study under Section 14.2, then such Partner, at its expense, may require the Operator to have a qualified independent engineer selected by the Operator and confirmed by the Partner Representative of such Partner validate the Operator's conclusions, subject to the independent engineer entering into an appropriate confidentiality agreement with the Operator.

     14.5  Unilateral Capital Projects; Unilateral Capital Project Threshold.

           14.5.1 If a Discretionary Capital Project is proposed by a Partner or the Operator as part of the Annual Plan process but is rejected by the other Partner, then the Partner desiring to proceed may proceed with such project as a Unilateral Capital Project if (a) such Discretionary Capital Project exceeds the then applicable Unilateral Capital Project Threshold and (b) at least four years have lapsed from Commercial Start Up before such Unilateral Capital Project is commenced. If the Partner proceeds with such project as a Unilateral Capital Project, then the following provisions of this Article 14 will apply.

           14.5.2 "UNILATERAL CAPITAL PROJECT THRESHOLD" means a threshold applicable to the estimated costs of a proposed Discretionary Capital Project equal to EUR 50,000,000 (fifty million Euros) (Inflation Adjusted) if the proposed Discretionary Capital Project has not been proposed as part of the Annual Plan process in any prior year and has not been included in a Four Year Forward Forecast in any prior year, or in all other cases, EUR 20,000,000 (twenty million Euros) (Inflation Adjusted), subject in each case to adjustment in accordance with Section 14.9.

     14.6 Risks and Benefits Borne by Proceeding Partner. Regardless of which Partner desires to proceed with a Unilateral Capital Project, the Lyondell Partner shall instruct the Operator to proceed with a Unilateral Capital Implementation Plan with the objective that the economic ownership, including all cost saving, capacity increase, reliability improvement and other performance benefits and all costs and risks of the Unilateral Capital Project shall be for the sole account of the Partner proceeding with such Capital Project, and that the other Partner is to be held entirely economically neutral, as if such Unilateral Capital Project had not been undertaken.

     14.7 Disputes Regarding any Unilateral Capital Project Implementation Plan. Either Partner, acting reasonably and in good faith, may object to any Unilateral Capital Implementation Plan proposed by the Operator in accordance with Section 7.6 of the Operating Agreement. If any dispute concerning the Unilateral Capital Implementation Plan remains unresolved among the Partners 30 (thirty) days following the Operator's initial submission of the Unilateral Capital Implementation Plan to the Partners, the Partner who is dissatisfied with the Unilateral Capital Implementation Plan may initiate the Dispute Resolution Procedures of Exhibit B. If the dispute is not resolved within 6
(six) months after the Unilateral Implementation Plan of the Operator is first submitted to the Partners, then the Partner desiring to proceed with the Unilateral Capital Project may, at its sole election, instruct the Operator on behalf of the Partnership to proceed with such Capital Project, subject to the subsequent determination of the Unilateral Implementation Plan through the Dispute Resolution Procedures of Exhibit B.

     14.8 Management Committee Disapproval Does Not Prohibit Proceeding with a Project as a Unilateral Capital Project. For the avoidance of doubt, no disapproval of a Discretionary Capital Project by the Management Committee shall prevent a Partner desiring to proceed with such Capital Project from doing so as a Unilateral Capital Project, subject to the provisions of this Article 14.

     14.9 Adjustment to Unilateral Capital Project. If in the then current Plan Year a Partner has rejected 75% (seventy five percent) or more of the aggregate costs of the Discretionary Capital Projects for the consecutive period of five years consisting of the then current Plan Year and the four preceding years, based on the initial estimated capital cost for each such project, proposed as part of the Annual Plan process either by the other Partner or the Operator, then the Unilateral Capital Project Threshold, as applied to the other Partner, shall be reduced to EUR 3,000,000 (three million Euros) (Inflation Adjusted) for the remainder of the current Plan Year and for the next Plan Year. The adjusted Unilateral Capital Project Threshold shall apply regardless of whether a Discretionary Capital Project has been proposed in a Four Year Forward Forecast in any prior year.

     14.10 No Rights to Technology. Nothing in this Article 14 entitles or shall be deemed to entitle the Bayer Partner to any rights or access to, or disclosure concerning, the Proprietary PO/SM Technology.

         ARTICLE 15  ADJUSTMENTS OF INTERESTS FOR UNILATERAL CAPITAL
                         PROJECTS THAT AFFECT CAPACITY

     15.1 Unilateral Capital Projects that Increase Production Capacity. With respect to a Unilateral Capital Project that increases the overall production capacity of the PO-11 Plant Facilities for PO and co-produced SM, the Offtake Percentage for each Partner shall be changed in accordance with Section 15.2.

     15.2 Change to Offtake Percentages. The Offtake Percentage shall, for the Partner proceeding with such Unilateral Capital Project, be adjusted by (a) multiplying that Partner's then-existing Offtake Percentage prior to such Unilateral Capital Project by the sum of the total rated PO capacity of the PO-11 Plant Facilities prior to such Unilateral Capital Project being undertaken; (b) adding to such amount the incremental demonstrated rated PO capacity increase attributable to such Unilateral Capital Project; and (c) dividing such sum by the total demonstrated rated PO capacity of the PO-11 Plant Facilities after such Unilateral Capital Project has been undertaken. All calculations shall be made based on the same PO/SM production ratio. The methodology for determining the incremental demonstrated PO capacity shall be determined in the Unilateral Capital Implementation Plan. The other Partner's Offtake Percentage shall be 100% (one hundred percent) minus the new Offtake Percentage of the Partner proceeding with the Unilateral Capital Project.

     15.3 Allocation of Capital Costs. Subject to any contrary provision of the Unilateral Capital Implementation Plan, for purposes of allocating Capital Costs for the period from the first invoicing of a Unilateral Capital Project, the Partners' shares of such Capital Costs shall be determined by allocating all Capital Costs attributable to the Unilateral Capital Project to the Partner undertaking such project, including as to future Maintenance Capital Projects, EHS Capital Projects and Discretionary Capital Projects attributable to the Unilateral Capital Project subsequent to completion of such Unilateral Capital Project, and by allocating all other Capital Costs of the Partnership to the Partners in accordance with their Partnership Percentages.

                 ARTICLE 16  ALLOCATION OF PROFITS AND LOSSES

     The profits and losses, if any, of the Partnership shall be allocated to the Partners in accordance with their respective Partnership Percentages.

                           ARTICLE 17  DISTRIBUTIONS

     17.1 Distributions of Cash. All cash not required for Partnership Working Capital purposes under Section 6.2.1 of this Agreement shall be distributed to the Partners quarterly. If cash in excess of that required for Partnership Working Capital purposes under Section 6.2.1 exceeds (a) first, the profits, if any, allocated to the Partners for that year and (b) second, the amount of all profits for prior years in excess of previous cumulative cash distributions, such excess cash shall be used for the repayment of the capital of the Partners.

     17.2 Classification of Proceeds. The Lyondell Partner shall classify all proceeds received by the Partnership from the sale, exchange, involuntary conversion or other disposition of Partnership assets as "PARTNERSHIP ASSET PROCEEDS" or "UNILATERAL CAPITAL PROJECT ASSET PROCEEDS". The characterisation of proceeds shall be made in accordance with the characterisation of the assets to which such proceeds relate. Except as otherwise provided, the Partnership Asset Proceeds will be distributed in accordance with their Partnership Percentages to the Partners and the Unilateral Capital Project Asset Proceeds will be distributed to the Partner who funded the Unilateral Capital Project Asset.

                  ARTICLE 18  RATIFICATION OF PRIOR BUSINESS

     The Partners hereby ratify and adopt the contracts, commitments, letters of intent, liabilities, obligations and rights pertaining to the Partnership's business arising from the acts, agreements and commitments undertaken prior to the Signing Date set forth in Schedule 18. The agreements listed on Schedule 18 shall be assigned to and assumed by the Partnership, subject to obtaining the consent of the counterparty to each such agreement.

                     ARTICLE 19  INDEMNIFICATION, WAIVERS

     19.1 Indemnification of the Operator. The Partners shall severally in accordance with their Partnership Percentages indemnify and hold harmless the Operator and the Operator's Eligible Indemnitees against any Third Party Claim and resulting Damages arising out of or in connection with the ownership or operation of the PO-11 Plant Facilities, except to the extent that such Third Party Claim is covered by the indemnification of the Operator under Section
10.3.1 of the Operating Agreement or the indemnification of the other Partner under Section 19.2 or Section 19.3.

     19.2 Indemnification for Product Liability and Related Claims. In addition to the indemnification under Section 19.1, each Partner shall be responsible for, and shall indemnify and hold harmless the Operator and the Operator's Eligible Indemnitees and the other Partner and the other Partner's Eligible Indemnitees against, any Third Party Claim and resulting Damages arising out of PO, SM or other products or services sold, made available or distributed by the indemnifying Partner and/or its Affiliates and/or the storage, transportation, processing or sale of PO or SM after receipt of such product by such Partner at the Delivery Point.

     19.3 Indemnification for Failure to Timely Make Payment. In addition to the indemnification provided in Section 19.1 and Section 19.2, each Partner shall be solely responsible for all resulting Damages incurred by the Operator and the other Partner for their own account (excluding lost profits, and consequential, incidental and punitive damages and net of and after taking into account available recoveries through insurance and against Third Parties) as a result of a Partner's failure or refusal to timely make any payment in accordance with this Agreement.

     19.4  Indemnification Procedures.

           19.4.1 Any Party seeking indemnification from another Party must promptly notify in writing the Party from which it seeks indemnification of the Claim. In such notice, the Party seeking indemnification for a Third Party Claim shall include copies of all papers served or delivered with respect to such Claim. Such notice shall state the basis for the request for indemnification.

           19.4.2 The Partnership hereby authorises the Operator, as an expense of the Partnership (but without altering the Operator's potential responsibility for reimbursement under Section 10.3 of the Operating Agreement where applicable), to instruct legal counsel and otherwise take all actions to avoid, defend, appeal, settle and/or otherwise manage every Third Party Claim on behalf of all Parties, including in the name of the Partnership or any Partner that is a named defendant in such Third Party Claim. The Partners shall confirm such authorisation in writing promptly following written request of the Operator.

           19.4.3 The Partners shall fully co-operate with the Operator in respect of the Claim, including promptly providing copies of all court or arbitration papers and other notices and documents. The Partners shall sign as requested all court or arbitration filings and make their respective employees available on a mutually convenient basis to provide information and to serve as witnesses.

           19.4.4 The Parties will not assert any Claim against one another in connection with any Third Party Claim until (a) the Third Party Claim and resulting Damages are resolved by final judgement or settlement and (b) all claims against insurers and Third Parties for indemnification or contribution related to the Third Party Claim are resolved by final judgement or settlement.

           19.4.5 Pursuant to the terms of Section 4.7 of the Operating Agreement, the Operator may not, without the approval of the Partnership, such approval not to be unreasonably withheld, initiate or settle any Material Litigation. The Partners agree that where only one Partner would be adversely affected by the initiation or settlement of such Material Litigation, the adversely affected Partner shall have the sole right to exercise such approval on behalf of the Partnership.

     19.5  Waiver of Claims.

           19.5.1 To the maximum extent permitted by Applicable Law, each Partner releases and waives all Claims against the Operator and its officers, employees and agents, for personal injury to or death of employees or agents or damage to or destruction or loss of tangible property that is located within the PO-11 Plant Facilities and is owned or leased, as applicable, by the Partnership or the waiving Partner or its Affiliates, regardless of the acts, omissions, negligence (whether active, passive, concurrent or sole) or Fault of any Person.

           19.5.2 To the maximum extent permitted by Applicable Law, each Partner releases and waives on behalf of itself and its Affiliates, all Claims against the Operator and its officers, employees and agents, for any Damages incurred by the Partnership, or the waiving Partner or its Affiliates for their own account, including actual damages, lost profits and consequential, incidental or punitive damages, arising out of the ownership or operation of the PO-11 Plant Facilities or any activities or obligations under or related to this Agreement, regardless of the acts, omissions, negligence (whether active, passive, concurrent or sole) or Fault of the Operator, except as expressly otherwise provided in Section
                   10.3.2 of the Operating Agreement.

     19.6 No Warranties or Indemnities. Neither Partner makes any warranties or guarantees to any other Party, either express or implied, with respect to the subject matter of this Agreement, and all Parties disclaim and waive any implied warranties or warranties imposed by law (recognising that there are no implied warranties under the laws of The Netherlands as of the Signing Date).

     19.7 Liability of Partners. Neither Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership or the other Partner for any act or omission, except for its Fault, in carrying out its obligations hereunder.

                         ARTICLE 20  USE OF TECHNOLOGY

     20.1 Use by Bayer Partner of Lyondell License. If the Bayer Partner receives PO produced by the Partnership that it desires to use or uses outside of the field of use specified in the Bayer License Agreement, then the Bayer Partner shall have the right to require that the Lyondell Partner accommodate the Bayer Partner such that the Bayer Partner obtains the use of the Lyondell Partner's unrestricted license solely for such use, only if and provided that the Bayer Partner pays to the Lyondell Partner on or before the 15th (fifteenth) day of the month in which the Bayer Partner uses the PO outside the field of use specified in the Bayer License Agreement the Accommodation Fee, accompanied by a report showing the total metric tonnes of PO to be used outside of the field of use in the Bayer License Agreement.

     20.2  Accommodation Fee.

           20.2.1 The "ACCOMMODATION FEE" is an amount for each metric tonne of PO or portion thereof used outside of the field of use specified in the Bayer License Agreement equal to the positive difference between (a) the average PO sales price of the Lyondell Group to Third Parties for use in Western Europe for the month and (b) the PO Manufacturing Costs for the month.

           20.2.2 The "PO MANUFACTURING COSTS" equals [Total Costs Plus New Capital Depreciation minus (the SM Manufacturing Costs for the month, based on budgeted costs, times the total metric tonnes of SM nominated by the Partners for the month)] divided by the total metric tonnes of PO nominated by the Partners for the month.

           20.2.3 "TOTAL COSTS PLUS NEW CAPITAL DEPRECIATION" equals the sum of actual Operating Costs for the PO-11 Plant Facilities for the month in question plus 1/12th (one twelfth) of the annual depreciation charge in respect of Capital Projects that are not part of the initial construction of the PO-11 Plant Facilities (i.e. the costs for which are not part of PO-11 Project Costs). Unilateral Capital Projects and Capital Costs associated with Unilateral Capital Projects, as described in
                   Section 15.3, shall not be included in such calculation, regardless of whether the Lyondell Partner or the Bayer Partner is the Partner proceeding with such Unilateral Capital Project.

     20.3 No Application to Bayer Spare Capacity Sold to Lyondell. The Accommodation Fee shall not apply to any PO sold to Lyondell pursuant to
Section 9.4.

     20.4 Certification. On or before 1 April of each year, an executive officer of Bayer will certify on behalf of the Bayer Partner to the Lyondell Partner as to the implementation of Section 20.2 and the determination of the Accommodation Fee, if any, payable as provided in the foregoing provisions of this Article 20, in accordance with Schedule 20.4.

     20.5 No Technology Transfer or Grant of License under this Agreement. Neither this Agreement, nor the performance by a Partner of its duties hereunder, shall operate to convey, license or otherwise transfer from one Partner to another (or from the Operator to the Partners, or from the Partners to the Operator) any patent, patent application, invention, know-how, trade secret or other intellectual property rights.

     20.6 Lyondell Group Technology. The Proprietary PO/SM Technology is proprietary technology of an Affiliate of Lyondell. Subject only to the express written rights of the Lyondell Partner and the Bayer Partner under each Partner's respective License Agreement, all rights of ownership, use, practice and exploitation of the Proprietary PO/SM Technology are, and are intended to remain, the exclusive property rights of the Affiliate of Lyondell. All inventions, developments and improvements to the Proprietary PO/SM Technology resulting from the development and operation of and improvements to the PO-11 Plant Facilities are the sole property of the Lyondell Affiliate to the exclusion of the Partnership and the Partners, subject only to the express written rights of the Partners under their respective License Agreement.

                            ARTICLE 21  COMPETITION

     Except as may be set forth in the Master Transaction Agreement, each Partner and each Partner's Affiliates shall be free to engage in or possess an interest in any other business of any type, including any business in direct competition with the Partnership and to avail itself of any business opportunity available to it without having to offer to the Partnership or any Partner the opportunity to participate in such business. Such activities shall not constitute or be construed as a breach of any duty, including without limitation any duty arising from the principles of reasonableness and fairness and shall not constitute any improper or unlawful use of a corporate or business opportunity.

                ARTICLE 22  RESTORATION FOLLOWING CASUALTY LOSS

     22.1 Restoration Absent Mutual Agreement for First Twenty Years. Where any Casualty occurs in relation to the PO-11 Plant Facilities within the first 20 (twenty) years of the Production Term, unless both Partners agree otherwise, the PO-11 Plant Facilities shall be restored in accordance with Section 22.3. Where the Partners agree otherwise, the provisions of Section 22.4 shall apply.

     22.2 No Restoration Following Major Casualty Occurring After First Twenty Years. Where any Casualty occurs in relation to the PO-11 Plant Facilities after the first 20 (twenty) years of the Production Term, except where such Casualty is a Major Casualty or except where the Parties agree otherwise, the PO-11 Plant Facilities shall be restored in accordance with Section 22.3. In the case where such Casualty is a Major Casualty, unless the Parties agree otherwise, the PO-11 Plant Facilities shall not be restored and the provisions of Section 22.4 shall apply.

     22.3 Restoration. Where restoration of the PO-11 Plant Facilities is to take place either by agreement between the Partners or otherwise in accordance with the terms of this Article 22, such restoration shall be to the condition existing prior to the Casualty with such changes as agreed by the Partners and shall be treated as a Maintenance Capital Project. The Lyondell Partner shall instruct the Operator to diligently prosecute the restoration to completion, provided that the Partners timely fund their share of Casualty Restoration Costs. The Partners shall mutually agree on required changes to any amounts payable under this Agreement or the Operating Agreement or other changes required to reflect changes made to the PO-11 Plant Facilities, including as to technology.

     22.4 Where Facilities Are Not Being Restored. Where it is agreed between the Partners or deemed otherwise in accordance with the terms of this Article 22 that the PO-11 Plant Facilities shall not be restored, then the available insurance proceeds attributable to the PO-11 Plant Facilities shall be distributed to the Partners in accordance with Article 17. The Partnership shall then be wound up and liquidated in accordance with Article 24.

     22.5 Decisions. Any agreement of the Partners required under this Article 22 shall be reflected in a written Management Committee Resolution.

     22.6 Definition of Major Casualty. For the purposes of this Article 22, "MAJOR CASUALTY" shall mean a Casualty to the PO-11 Plant Facilities as to which the restoration will take more than one and a half years.

               ARTICLE 23  RESTRICTION OF TRANSFERS AND PLEDGES

     23.1 Prohibition on Transfer Unless Exception Applies. Except as otherwise permitted under this Article 23, neither Partner shall Transfer or Pledge its respective Partnership Interest or any part thereof.

     23.2  Permitted Transfers to an Affiliate.

           23.2.1 Either Partner may, without the need for the consent of the other Partner or any of its Affiliates, Transfer all (but not part only) of its Partnership Interest to an Affiliate, a Successor Parent or an Affiliate of a Successor Parent, provided that the conditions of Section 4.3 and Section 4.4 of the Parent Agreement remain satisfied following the Transfer and the conditions of Section 23.4 are satisfied.

           23.2.2 The Partners hereby consent in advance to the Transfer of a Partnership Interest to (a) the Bayer Conditional Transferee in accordance with Section 2 of the Conditional Transfer Agreement, (b) the Lyondell Conditional Transferee in accordance with Section 3 of the Conditional Transfer Agreement and (c) a permitted assignee of the Bayer Conditional Transferee or the Lyondell Conditional Transferee following assignment by the Bayer Conditional Transferee or the Lyondell Conditional Transferee, as the case may be, of its rights and obligations under the Conditional Transfer Agreement in accordance with Section 4.2 of the Conditional Transfer Agreement.

     23.3 Certain Transfers in Connection with Successor Parent Transfer or Permitted Successor. Either Partner may Transfer all (but not part only) of its Partnership Interest if such Transfer is in connection with any of the following:

           23.3.1 With respect to either the Bayer Partner or the Lyondell Partner, as applicable, a merger, consolidation, conversion or share exchange of

                    Lyondell (or the Lyondell Successor Parent) or Bayer (or the Bayer Successor Parent).

            23.3.2  In the case of the Lyondell Partner:

                    (a) a sale or other disposition of the Partnership Interest of the Lyondell Partner, together with assets representing at least 50% (fifty percent) of the book value of the total assets of Lyondell (or the Lyondell Successor Parent), excluding the Lyondell Partnership Interest, as reflected in the most recent audited consolidated (or combined) financial statements of Lyondell (or the Lyondell Successor Parent) to a single entity or to entities which are all Affiliates of one another; or

                    (b) a sale or other disposition of the Partnership Interest of the Lyondell Partner, together with (i) the PO-11 Technology and (ii) other assets equal to at least 90% (ninety percent) of the book value of all of the PO production assets of the Lyondell Group world-wide, to a single entity or to entities which are all Affiliates of one another.

     23.3.3  In the case of the Bayer Partner:

                    (a) a sale or other disposition of the Partnership Interest of the Bayer Partner, together with assets representing at least 50% (fifty percent) of the book value of the total assets of Bayer (or the Bayer Successor Parent), excluding the Bayer Partnership Interest, as reflected in the most recent audited consolidated (or combined) financial statements of Bayer (or the Bayer Successor Parent) to a single entity or to entities which are all Affiliates of one another; or

                    (b) a sale or other disposition of the Partnership Interest of the Bayer Partner, together with other assets equal to at least 90% (ninety percent) of the book value of all of the Identified Polyols production assets of the Bayer Group world-wide, to a single entity or to entities which are all Affiliates of one another.

     23.4 Assumption of Obligations by Assignee. Either Partner assigning its rights and obligations hereunder in connection with an assignment permitted under this Article 23, or as approved in writing by the other Partner, shall procure, as a condition precedent to the assignment, (a) a written assumption agreement from the assignee thereof to the effect that the assignee accepts and assumes all obligations of the assignor under this Agreement and agrees to be fully and unconditionally bound by the terms and provisions of this Agreement and (b) a new Conditional Transfer Agreement executed by the assignee on the same terms and conditions as the Conditional Transfer Agreement of the assignor (the Conditional Transfer Agreement of the assignor shall be contemporaneously cancelled). Upon the delivery of such assumption agreement by the assignee, the assigning Partner, except in connection with an assignment to an Affiliate, shall be released from obligations and liabilities with respect to events occurring subsequent to the assignment.

     23.5 Admission of a New Partner. The admission of any new Partner (except in accordance with the foregoing provisions of this Article) shall require the unanimous consent of all Partners.

     23.6 Continuation of the Partnership. Upon the admission of any new Partner, the Partnership shall continue to exist between the new Partner and the existing Partner. Upon the replacement of a Partner and the transfer of a Partnership Interest to a permitted assignee, the Partnership shall terminate with respect to the transferring Partner and continue to exist between the new Partner and the non transferring Partner.

     23.7 New Partners Bound by Terms and Conditions of this Agreement. Any new Partner shall be subject to and bound by all of the terms and conditions of this Agreement.

     23.8 No Application to Transfers or Pledges of Ownership Interests within Partners. Nothing in this Article 23 applies to or restricts the Transfer or Pledge of Ownership Interests within the Lyondell Partner or the Bayer Partner. Transfers and Pledges of Ownership Interests within the Lyondell Partner and the Bayer Partner are exclusively governed by the Parent Agreement.

            ARTICLE 24  TERMINATION, DISSOLUTION OF THE PARTNERSHIP

      24.1 Events of Dissolution and Liquidation. The Partnership shall be dissolved and liquidated, in accordance with Article 25 and Article 26 hereof, upon the happening of any of the following events:

            (a) the written decision of all Partners to dissolve the Partnership, or

            (b) the expiration of the Initial Contract Term, or the extended Term if the Term has been extended in accordance with Section 5.2.

     24.2 No Dissolution of the Partnership Upon Bankruptcy. The Partnership shall not be dissolved in the event of the bankruptcy of either Partner pursuant to a Bankruptcy Proceeding. The Partners hereby agree to enter into the Conditional Transfer Agreement pursuant to which (a) the Lyondell Partner will sell and transfer its Partnership Interest to an Affiliate of the Bayer Partner under certain suspending ("opschortende") and dissolving ("ontbindende") conditions and (b) the Bayer Partner will sell and transfer its Partnership Interest to an Affiliate of the Lyondell Partner under certain suspending ("opschortende") and dissolving ("ontbindende") conditions.

                    ARTICLE 25  CONTINUATION OR LIQUIDATION

     25.1 Winding Up or Continuation of the Partnership. If Section 24.1 applies or the Partnership is dissolved for any other reason than the bankruptcy of a Partner pursuant to a Bankruptcy Proceeding, neither Partner shall have the unilateral right to continue the Partnership's business. In the event of the bankruptcy of a Partner pursuant to a Bankruptcy

Proceeding, the non-bankrupt Partner shall have the right to continue the Partnership's business pursuant to the provisions of the Conditional Transfer Agreement.


     25.2 Winding Up and Liquidation. If at any time the Partnership is dissolved, no further business and/or operations shall be conducted except for such business and/or operations as shall be necessary for the winding up and liquidation of the Partnership's assets. The liquidation of the Partnership shall be conducted by the Lyondell Partner.

     25.3 Offering of Partnership Assets. Upon liquidation of the Partnership in accordance with the following provisions of this Article 25, the Lyondell Partner shall offer the assets of the Partnership for sale and shall consider all appropriate bids, including bids from the Partners, with the objective to obtain the best price for such assets.

     25.4  Payment of Debts; Liquidating Distributions

  The Lyondell Partner shall cause the Partnership to pay all debts, obligations and liabilities of the Partnership and all costs of the liquidation. Additionally, the Lyondell Partner shall set aside sufficient funds (in the Lyondell Partner's opinion) for contingent liabilities and claims. Any remaining proceeds shall be distributed to the Partners in the following order:

          (a) the profits allocated to the Partners pursuant to Article 16 of this Agreement which have not yet been distributed to the Partners up to that date; and

          (b) the remainder to the Partners in accordance with their Partnership Percentages, except that in the event that a Partner has undertaken a Unilateral Capital Project, any Unilateral Capital Project Asset Proceeds shall first be distributed to the Partner who undertook such Unilateral Capital Project. Furthermore, except as otherwise agreed in writing by the Partners, if the Partners' contributions have been made in proportions other than in accordance with their Partnership Percentages, the capital contributions shall first be equalised before distributions in accordance with Partnership Percentages are made.

In the event that the proceeds of the liquidation and the other funds of the Partnership are not sufficient to pay all debts, obligations and liabilities of the Partnership and the costs of the liquidation, the loss shall be borne by the Partners in accordance with their Partnership Percentages.

     25.5 Liquidation Report. Within a reasonable time following the completion of the liquidation of the Partnership, the Lyondell Partner shall supply to both Partners a report on the way the liquidation has been conducted as well as a statement that shall set forth the assets and liabilities of the Partnership as of the date of completion of the liquidation and the distribution to each Partner in accordance with Section 25.4.

          ARTICLE 26  CLAIMS AFTER THE DISSOLUTION OF THE PARTNERSHIP

     In case any third party should file or commence a Claim against the Partnership or one of the former Partners in connection with an alleged liability of the Partnership, resulting from events which have occurred prior to the liquidation of the Partnership, then the Partner who has received such Claim shall immediately inform the other Partner. Except in the case of Material Litigation (in which case both Partners shall decide), the Lyondell Partner shall decide whether to negotiate with the third party or to commence any legal proceedings, including the conduct of arbitration proceedings, and/or enter into settlement agreements with respect to such Claim. The costs of such actions shall be borne by both Partners in accordance with their Partnership Percentages.

                          ARTICLE 27  CONFIDENTIALITY

     27.1  Obligation Not to Disclose or Misuse Confidential Information.

           27.1.1 Subject only to the express provisions of this Agreement, each Party shall, and shall cause each of its Affiliates and its and their respective Related Persons to, keep secret, retain in strictest confidence and not distribute, disseminate or disclose any and all Confidential Information of another Party, except to the Related Persons and contractors of such Party and its respective Affiliates on a "need to know" basis in connection with this Partnership Agreement and the performance thereof, provided that such Person receiving such Confidential Information of another Party executes a written confidentiality agreement of comparable scope to this Section 27.1 or is bound by professional obligations of confidentiality.

           27.1.2 A Party to whom the Confidential Information of another Party is disseminated pursuant to this Section 27.1 shall use, and shall cause its Affiliates and other Related Persons to use, such Confidential Information only for the specific purposes for which it was disclosed to such Person.

           27.1.3 Disclosure of Confidential Information by a Party or its Affiliates shall not violate this Section 27.1 to the extent that any Party (or its ultimate parent company) (a) deems it necessary, pursuant to law, regulation or stock exchange rule (in the reasonable good-faith judgement of such parent company) to disclose such information in or in connection with filings with any Governmental Entity, presentations to lenders or presentations to ratings agencies or (b) to the extent that disclosure is necessary in order to sustain a position taken for tax purposes. The Parties and their Affiliates shall consult with each other in advance to the extent feasible and on an on-going basis with respect to disclosures made by reason of this Section 27.1.3.

     27.2 Disclosures Required by Law. If a Party is legally required to disclose any Confidential Information, it is agreed that such Party prior to disclosure will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Party's compliance with the provisions of this Article 27. If such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Party required to furnish Confidential Information may furnish that portion (and only that portion) of the Confidential Information which, in the opinion of such Party's legal counsel, such Party is legally compelled to disclose, and such Party will use reasonable endeavours to obtain reliable assurance that confidential treatment will be given to Confidential Information so furnished.

     27.3 Confidential Information Remains Property of Disclosing Party. All Confidential Information and any intellectual property rights to which the Confidential Information relates, that is disclosed in connection with or pursuant to this Agreement shall remain the property of the Person whose property it was prior to such disclosure.

     27.4 Survival. The provisions of this Article 27 shall survive the termination of this Agreement indefinitely.

     27.5 Relationship With License Agreements. The provisions of this Article 27 are subject to the confidentiality provisions of the License Agreements, which shall control in the event of a conflict with this Article 27.

                           ARTICLE 28  MISCELLANEOUS

     28.1 Notices. All notices, requests, demands and other communications that are required or may be given to any Party under this Agreement, unless otherwise provided herein, shall be in writing (facsimile and electronic communications shall be treated as being "in writing") and shall be given to a Party thereto at the address and/or facsimile number or electronic mail address specified below or as such Party shall at any time otherwise specify by like notice to the other Party. Each such notice, request, demand or other communication shall be effective (a) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during regular business hours of a Business Day, at the beginning of the next such Business Day); (b) if given by electronic mail, when receipt is confirmed by the sender, provided notice is also delivered by another means permitted under this
Section 28.1; or (c) if given by mail or by any other means, upon receipt or refusal of service at the address specified below.

          To the Lyondell Partner:

               Lyondell PO-11 C.V.
               Theemsweg 14
               3197 KM Rotterdam-Botlek
               The Netherlands
               Attention:  Director, European Manufacturing
               Facsimile: 31(0) 1812 94010

          Copy to:

               Lyondell Chemical Europe, Inc.
               Lyondell House
               Bridge Avenue
               Maidenhead
               Berkshire SL6 1YP U.K.
               Attention:  Global Vice President, Oxygenated Chemicals
               Facsimile:  44(0) 1628 775050

          Copy to:

               Lyondell Chemical Europe, Inc.
               Lyondell House
               Bridge Avenue
               Maidenhead
               Berkshire SL6 1YP U.K.
               Attention:  European Counsel
               Facsimile:  44(0) 1628 773104

          Copy to:

               Lyondell Chemical Company
               One Houston Center
               1221 McKinney Street, Suite 1600
               Houston, TX.  77253-3646
               USA
               Attention:  General Counsel
               Facsimile:  1 713 309 2143

          To the Bayer Partner:

               Bayer Polyurethanes B.V.
               Energieweg 1
               3641 RT Mijdrecht
               The Netherlands
               Attention:  Managing Director
               Facsimile: 31(0) 297 280231

          Copy to:

               Bayer AG
               Legal Department
               K-RP Rechstabteilung
               D-51368 Leverkusen
               Germany
               Attention:  Senior Counsel
               Facsimile:  49(0) 214 30 26786

     28.2 Construction. In construing this Agreement: (a) no consideration shall be given to the captions of the Articles, Sections, subsections or clauses, which are inserted for convenience only, (b) no consideration shall be given to the fact or presumption that any Party had a greater or lesser hand in drafting this Agreement, (c) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (d) the word "includes" and its syntactic variants means "includes, but is not limited to" and corresponding syntactic variant expressions, words such as "herein," "hereafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole and the word "and" shall be deemed to mean "and/or" where the context so requires, (e) the plural shall be deemed to include the singular, and vice versa, (f) each gender shall be deemed to include the other gender, (g) each Exhibit, Appendix and Schedule to this Agreement is part of this Agreement, (h) references to a Person are also to its permitted successors and permitted assigns, (i) unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and (j) the use of the word "reasonable" or the failure to use the word "reasonable" does not expand or limit the application of
Article 6:248 of the Netherlands Civil Code.

     28.3 Severability. In the event that any provision of this Agreement shall be finally determined to be unenforceable, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

     28.4  Tax Matters.

           28.4.1 The Parties agree to provide to one another necessary documentation to support any position relating to the ownership or operation of the PO-11 Plant Facilities that is being taken by such Party in the preparation of its tax return or in connection with any tax audit by any Governmental Entity.

           28.4.2 The Partners acknowledge and agree that the tax attributes of Partnership operations (including items of income, expense, depreciation, gain, loss, etc.) shall be allocated to and accounted for by the Partners in the same manner as the corresponding economic item is shared pursuant to this Agreement.

     28.5 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of The Netherlands.

     28.6 Amendment and Waiver. This Agreement may not be amended, modified or altered except by an instrument in writing signed on behalf of each Party. By an instrument in writing any Party may waive compliance by any other Party with any term or provision of this Agreement. The failure of a Party at any time to strictly enforce any provision of this Agreement shall in no way affect its right thereafter to require performance thereof, nor shall the waiver of any breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of any such provision or as a waiver of the provision itself.

     28.7 Performance Extended to Next Business Day. Notwithstanding any deadline for payment, performance, notice or election under this Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day provided that this Section 29.7 shall not apply to the provisions of Section 10.6.

     28.8 Benefits of Agreement Restricted to the Parties. This Agreement is made solely for the benefit of the Partnership and the Partners, and no other person, including any employee of the Partnership or any Partner shall have any right, claim or cause of action under and by virtue of this Agreement, except for Article 19, with respect to the Operator and the Operator's Eligible Indemnitees, which are intended beneficiaries thereof.

     28.9 Dispute Resolution. All controversies or disputes arising under this Agreement shall be resolved pursuant to the provisions applicable to the dispute in question set forth in Exhibit B.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and effective as of the date first above written.


Signed in fourfold copies at Rotterdam, The Netherlands.


BAYER PARTNER

BAYER POLYURETHANES B.V.


By: /s/ HANS-J. KAISER
   ----------------------------

Name: Hans-J. Kaiser
     --------------------------

Title: Head of BG PU
      -------------------------


LYONDELL PARTNER


LYONDELL PO-11 C.V.

By:  Lyondell Chemie (POSM) B.V.,
     its sole general partner


          By:  /s/ A.P. GAINES
              ----------------------------

          Name:   A.P. Gaines
                --------------------------

          Title:  Global V.P., Oxygenated Chemicals
                 -----------------------------------


            [signature page to PO-11 General Partnership Agreement]

                                   EXHIBIT A

                             LIST OF DEFINED TERMS

                              FOR PO-11 DOCUMENTS

          The following defined terms are used in the Partnership Agreement, Operating Agreement, Parent Agreement and Conditional Transfer Agreement.

          "Above Threshold" is in reference to a Capital Project and is defined in Section 7.2 of the Operating Agreement.

          "Accommodation Fee" is defined in Section 20.2 of the Partnership Agreement.

          "ACTLP" means Arco Chemical Technology L.P., and its permitted successors and assigns under the Bayer License Agreement.

          "Additional Services" is defined in Section 4.8 of the Operating Agreement.

          "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by or is under common control with, the specified Person. As used in this definition, "control" means the power to direct or cause the direction of the management or policies of a Person, directly or indirectly, whether through ownership of voting securities by contract or otherwise); the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of Article 3 of the Parent Agreement, in addition to the foregoing requirements, "control" shall require (i) with respect to a corporation (or similar entity), the ownership, whether directly or indirectly, of at least 51% of the voting securities of such Person, (ii) with respect to a partnership, that such Person is the sole general partner or managing general partner of such partnership and (iii) with respect to a limited liability company, as applicable, either (x) the ownership, whether directly or indirectly, of at least 51% of the voting interests of such limited liability company or (y) that such Person is the sole manager or the managing member of such limited liability company. Notwithstanding the foregoing, the Operator and the Partnership shall not be deemed to be Affiliates of one another. For purposes of the PO-11 Transaction Documents (but without limiting any accounting treatment), the Partnership shall not be deemed to be an Affiliate of either Lyondell or Bayer.

          "Annual Accounts" is defined in Section 12.2 of the Partnership Agreement.

          "Annual Plan" is defined in Section 7.3 of the Operating Agreement.

          "Annual Production Plan" is defined in Section 7.3 of the Operating Agreement.

          "Applicable Law" means any judgement or any applicable statute, law, ordinance, rule or regulation of a Governmental Entity that is applicable to the PO-11 Plant Facilities or the ownership or operation thereof, the Partners or the Partnership, as the context may require.

          "Arbitration Notice" is defined in Section B.2 of the Dispute Resolution Procedures.

          "Assignment and Assumption Agreement" is defined in Section 1.1 of the Sale and Transfer Agreement.

          "AVR Agreement" means the agreement dated 11 May 1998 and made between Arco Chemie Nederland, Ltd (now LCNL) and RAV Water Treatment, CV.

          "Bankruptcy Proceeding" is defined in Section 2.1 of the Conditional Transfer Agreement.

          "Bayer" means Bayer AG, a German Corporation.

          "Bayer 300 Million Pound PO Option Agreement" has the meaning specified in the definitions to the MTA.

          "Bayer Beneficiaries" is defined in Section 2.2 of the Parent
Agreement.

          "Bayer Conditional Transferee" means Bayer B.V. and its permitted successors and assigns under the Conditional Transfer Agreement.

          "Bayer Conditional Transferor" means Bayer Polyurethanes B.V. and its permitted successors and assigns under the Conditional Transfer Agreement.

          "Bayer Conditions" is defined in Section 3.1 of the Conditional Transfer Agreement.

          "Bayer Dissolving Conditions" is defined in Section 3.1 of the Conditional Transfer Agreement.

          "Bayer Group" means Bayer, Bayer Corporation and their respective Affiliates.

          "Bayer License Agreement" means the license, dated as of the Signing Date, by ACTLP to the Bayer Partner in respect of the PO-11 Technology, as the same may be amended from time to time.

          "Bayer Members" is defined in Section 8.1 of the Partnership Agreement (in reference to the Management Committee).

          "Bayer Notarial Deed" is defined in Section 1.1 of the Sale and Transfer Agreement.

          "Bayer Partner" means Bayer Polyurethanes B.V., and its permitted successors and assigns under the Partnership Agreement.

          "Bayer PO-11 Affiliates" is defined in the Recitals of the Parent Agreement.

          "Bayer PO Annual Offtake Amount" has the meaning specified in the definitions to the MTA.

          "Bayer Spare Capacity" is defined in Section 9.4 of the Partnership Agreement.

          "Bayer Successor Parent" is defined in Section 3.2 of the Parent Agreement.

          "Bayer Suspending Conditions" is defined in Section 3.1 of the Conditional Transfer Agreement.

          "Below Threshold" is in reference to a Capital Project and is defined in Section 7.2 of the Operating Agreement.

          "Botlek Complex" means the Botlek Plant and other chemical manufacturing and related facilities operated by the Lyondell Group located at Botlek, The Netherlands.

          "Botlek Plant" means the PO/TBA plant and related facilities currently owned and operated by LCNL as of the Signing Date located at Botlek, The Netherlands.

          "Business Day" means any day other than a Saturday, Sunday or other day on which banks are closed in Rotterdam, The Netherlands; provided, however, that for purposes of the definition of "EURIBOR", "Business Day" shall mean a day on which the Trans-European Automated Real-Time Gross-Settlement Express Transfer system (TARGET) is open.

          "Capital Account" means the separate capital account established and maintained by the Partnership for each Partner, as contemplated by Section 7.1 of the Partnership Agreement.

          "Capital Budget" is defined in Section 7.3 of the Operating Agreement.

          "Capital Costs" means all costs in connection with Capital Projects that may be capitalised by the Partnership in accordance with US GAAP and that the Lyondell Group capitalises in accordance with Lyondell's accounting capitalisation procedures, as the same may be modified from time to time.

          "Capital Costs Statement" is defined in Section 6.1.3 of the Partnership Agreement.

          "Capital Project" means any project with respect to the PO-11 Plant Facilities that is permitted to be treated as a capital project under US GAAP and that is the type of project which the Lyondell Group treats as a capital project in accordance with Lyondell's accounting capitalisation procedures, as the same may be modified from time to time.

          "Casualty" means any damage or destruction to the PO-11 Plant Facilities by explosion, fire or other cause.

          "Casualty Restoration Costs" means in the event of a Casualty to the PO-11 Plant Facilities, the sum of (i) the portion of the cost of restoration of such PO-11 Plant Facilities that is not paid under any property and/or boiler and machinery insurance policies maintained by the Operator, plus (ii) any surcharge that is payable under such policies thereafter in respect of the insured claim.

          "Chemical Substance" means any (i) petroleum or any fraction thereof,
(ii) chemical substance, pollutant, contaminant, constituent, chemical, mixture, raw material, intermediate, product or by-product that is regulated (including any requirement for the reporting of any Release thereof) under any EHS Law, as now or hereafter in effect, or defined or listed as an industrial, toxic, deleterious, harmful, radioactive, infectious, disease-causing or hazardous substance, material or waste under any EHS Law, as now or hereafter in effect.

          "Claim" means (i) for all purposes other than in respect of the Conditional Transfer Agreement, any claim, demand or litigation made or pending for Damages and (ii) in respect of the Conditional Transfer Agreement, the definition given to such term in Section 2.2.3 of the Conditional Transfer Agreement.

          "Commercial Start-up" means the first date on which the PO-11 Plant Facilities after "air in" has run at stable conditions for 72 consecutive hours at not less than 70% of design operating rates, with all products meeting specification.

          "Commingled Raw Materials" is defined in Section 4.4 of the Operating Agreement.

          "Conditional Transfer Agreement" means the Conditional Transfer Agreement dated as of the Signing Date entered into among the Lyondell Partner, the Bayer Partner, the Bayer Conditional Transferee and the Lyondell Conditional Transferee.

          "Confidential Information" means with respect to any Person, all non-public or proprietary information of any nature (including trade secrets, technological know-how, research and development data, product formulations, processes and application technology and all other non public or proprietary concepts, methods of doing business, ideas, materials or information of or prepared or performed for, by or on behalf of that Person), and all information derived from any non-public or proprietary information of that Person.

          "Consistency Claim" is defined in Section C.1 of the Dispute Resolution Procedures.

          "Control Estimate" means the official estimate of the required PO-11 Project Costs, as of the Signing Date (being NLG 1,476,000,000), exclusive of working capital and indirect capital, which are estimated separately. A breakdown of the Control Estimate is attached as Appendix 1B to the Operating Agreement.

          "Damages" means, with respect to any Person, any cost, damage or expense (including attorneys' fees and disbursements), any fine of or penalty on or any liability of any nature of that Person. With respect to a Party, "Damages" excludes lost profits and consequential damages, incidental damages and punitive damages incurred by or awarded to the Party for its own account.

          "Default Rate" means EURIBOR plus 2.5%, compounded monthly.

          "Delivery Point" means, with respect to PO and SM produced from the PO-11 Plant Facilities, the outlet flange of the loading facility fixed loading arm or hose leading to any transport vessel.

          "Development Phase" means the period from and including 1 January 2000 to and including Commercial Start-up.

          "Development Phase Cash Call Statement" is defined in Section 6.1 of the Partnership Agreement.

          "Development Phase Recovery Period" is defined in Appendix 1A to the Operating Agreement.

          "Development Services" means the services, utilities, materials, facilities and access easements required to be supplied by the Operator for the construction, development and commissioning of the PO-11 Plant Facilities during the Development Phase. The Development Services are described in more detail in Appendix 1 to the Operating Agreement.

          "Development Works" means all design, engineering, procurement, construction and other work required to be performed by the EPC Contractor under the EPC Contract.

          "Discretionary Capital Project" means a Capital Project that is not an EHS Capital Project, a Maintenance Capital Project or an Enterprise Consistency Capital Project.

          "Dispute Resolution Procedures" means Exhibit B to the Operating Agreement, the Partnership Agreement and the Parent Agreement.

          "Disruption Event" means any event resulting in a disruption or impairment of PO and/or SM production below planned operating levels from any cause whatsoever, including (i) any event of Force Majeure; (ii) any shortage in supplies, impairment in facilities of production, manufacture, or transportation; (iii) any event that is attributable to mechanical or other breakdown or failure or preventative maintenance that is performed to avoid such breakdown or failure, (iv) any unscheduled Turnaround or continuation of a scheduled turndown or other planned outage beyond its anticipated duration; or
(v) the inability to obtain any feedstock, catalyst or other raw material (including energy) on reasonable terms.

          "Dissolving Conditions" means the Bayer Dissolving Conditions and/or the Lyondell Dissolving Conditions, as context requires.

          "EB" means ethylbenzene.

          "EHS" means the environment, health and safety or environmental, health and safety, as the context requires.

          "EHS Capital Project" means a Capital Project that in the Operator's good faith judgement is necessary to achieve or maintain compliance with any EHS Law or the EHS Policies.

          "EHS Law" means any Applicable Law relating to (i) protection of the environment, including pertaining to or regulating pollution, contamination, cleanup, preservation, protection and reclamation of the environment, (ii) health or safety of employees and other individuals, including the exposure of employees and other individuals to any Chemical Substance, (iii) a Release or threatened Release, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup and abatement of such Release or threatened Release and (iv) the management of any Chemical Substance, including the manufacture, generation, formulation, processing, labelling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Chemical Substance.

          "EHS Policies" is defined in Section 4.6 of the Operating Agreement.

          "EID" means the Energy Investment Deduction ("Energie Investerings Aftrek"), a tax incentive for certain energy efficient investments in The Netherlands.

          "Eligible Indemnitees" means, with respect to any Person, its Affiliates and their respective employees, officers and directors (or the equivalent thereof).

          "Enterprise Consistency Capital Project" means an Enterprise Consistency Initiative that is permitted to be treated as a capital project under US GAAP and that is the type of project which the Lyondell Group treats as a capital project in accordance with Lyondell's accounting capitalisation procedures, as the same may be modified from time to time.

          "Enterprise Consistency Initiative" means a new programme or a modified programme (i) that relates in whole or in part to the Operating Services and (ii) is undertaken on an enterprise-wide basis within the Lyondell Group for plants operations that are similar to the PO-11 Plant Facilities in respect of the systems or equipment to be replaced or modified by the Enterprise Consistency Initiative. Examples of Enterprise Consistency Initiatives include certain information systems and manufacturing controls systems.

          "Enterprise Consistency Operating Cost" means an Operating Cost incurred in connection with an Enterprise Consistency Initiative.

          "EPC Contract" means the Lump Sum Engineering, Procurement, Construction Management and Construction Agreement between LCNL and the EPC Contractor dated as of 19 June, 2000, as the same may be amended from time to time.

          "EPC Contractor" means ABB Lummus Global B.V.

          "EPC Lump Sum Price" means the lump sum, turnkey price under the EPC Contract, subject to adjustment for incentive bonus payments and as otherwise provided in the EPC Contract.

          "Equistar" means Equistar Chemicals, LP, a Delaware limited partnership, and any successor to all or substantially all of the business conducted as of the Signing Date by Equistar Chemicals, LP.

          "Estimated Final Cost" means at any time, the then-current forecast (updated regularly) of the total PO-11 Project Costs expected to be incurred through the Development Phase Recovery Period, including an allowance for contingencies. The Estimated Final Cost includes the EPC Lump Sum Price, projected incentive bonus payments to the EPC

Contractor, overheads and other reimbursements due the Operator, the costs of pre-operations and start-up (including the estimated net cost due to the anticipated loss of Raw Materials and utilities that are estimated to be consumed in the Development Phase) and other costs under purchase orders and contracts related to the development of the PO-11 Plant Facilities, but excluding the Partnership Working Capital and indirect capital.

          "EURIBOR" means, for the day, the one-month EURIBOR as published on that day on page 248 of the BRIDGE telerate screen (or any subsequent official or industry-recognised source for EURIBOR rates) provided that if that day is not a Business Day, the one-month EURIBOR as so published on the immediately preceding Business Day.

          "Europoort Terminal" means the terminal so designated which, among other things, provides logistics facilities and propylene storage for the PO-11 Plant Facilities and the Botlek Plant.

          "Fault" is defined as any act or omission by Managerial Personnel of a Person that viewed objectively from the standpoint of the Person at the time the events occurred (and without viewing the matter in hindsight) (i) involved an extreme degree of risk, considering the probability and magnitude of the potential harm to others and (ii) Managerial Personnel of the Person must have actual, subjective awareness of the risk involved, but nevertheless proceed in conscious indifference to the rights, safety or welfare of others. The Parties agree that with respect to the Operator, the material disregard by a member of the Senior Plant Management Team at the PO-11 Plant Facilities of the policies and procedures manuals applicable to the PO-11 Plant Facilities proximately causing a Third Party Claim shall be deemed to be Fault.

          "Financial Institution" is defined in Section 3.7 of the Parent Agreement.

          "Five Year Demand Forecast" is defined in Section 13.2 of the Partnership Agreement.

          "Fixed Costs" means costs associated with the production of PO and SM, as the case may be, that do not vary directly to a significant extent with changes in production levels.

          "Force Majeure" has the meaning as set forth in Article 6:75 of The Netherlands Civil Code, but expressly includes acts of God, floods, storms or unusually bad weather; war or other military action, national emergency, governmental rationing, prioritisation, taking or requisition, civil commotion or riot; any strike or other difference with workers or unions, without regard to the reasonableness of acceding to the demands of such workers or unions; explosions, fires, mechanical breakdown, electrical shortage or blackouts or other production shutdown; inability to obtain sufficient feedstocks, catalysts or other raw materials or supplies; or other event beyond the reasonable control of Managerial Personnel of a Party.

          "Four Year Forward Forecast" is defined in Section 7.2 of the Operating Agreement.

          "FTEs" means (in relation to personnel providing shared services and those personnel supporting personnel providing shared services) full time equivalents.

          "General and Administrative Shared Support and Overheads Staff" is defined in Appendix 6.2 to the Operating Agreement.

          "Global Steering Committee" means the steering committee established by Bayer and Lyondell to review the overall relationship of the Lyondell Group and Bayer Group with respect to PO and SM, as the same may be constituted from time to time.

          "Global Steering Committee Resolution" means a written resolution signed by a majority of both (i) the Lyondell Group representatives and (ii) the Bayer Group representatives of the Global Steering Committee, in accordance with the Global Steering Committee Charter.

          "Good Industry Practice" means standards, practices and methods of prudent operators of major chemical plants in Western Europe, taking into account and adjusting for Applicable Law, the EHS Policies, the process design and location of the PO-11 Plant Facilities and the products it produces and the feedstocks, raw materials and catalysts used in production at the PO-11 Plant Facilities.

          "Governmental Entity" means any European Union, national, regional or local governmental body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental authority with jurisdiction over a Party or such Party's Parent Company (including the United States Securities Exchange Commission as to Lyondell) or the PO-11 Plant Facilities or their ownership or operation.

          "Ground Lease" means the ground lease to be created between the Rotterdam Port Authority and the Partnership whereby the Partnership leases the approximately 52 hectares of land covered thereby and certain related infrastructure that constitutes part of the PO-11 Plant Facilities, as such ground lease is amended from time to time.

          "Guarantor" is defined in Section 2.3 of the Parent Agreement.

          "Higher Tier Entity" is defined in Section 3.2 of the Parent
Agreement.

          "ICIS" means the Independent Commodity Information Services - London Oil Reports.

          "Identified Polyols" means: (i) materials containing one hydroxyl group, one or more propylene oxide units, and having a number average molecular weight of more than 500, (ii) materials having an average hydroxyl functionality of greater than one, containing one or more propylene oxide units and having a number average molecular weight of more than 250, or (iii) materials that are exceptions to (i) and (ii) because they fall below the minimum average molecular weight recited, are prepared by reacting PO with a starter compound which is not a glycol, and are used in polyurethane applications

          "Inflation Adjusted" is defined in Section 7.7 of the Operating Agreement.

          "Inflation Index" means "Producentenprijsindex cijfers naar activiteiten (SBI) totale verbruik 241 basischemie" (1995 = 100) as published by the Centraal Bureau voor de Statistiek ("CBS"), Princes Beatrixlaan 428, 2273 XZ Voorburg, The Netherlands.

          "Initial Contract Term" is defined in Section 5.1 of the Partnership Agreement.

          "Initial Service Charge Advance" is defined in Section 6.4 of the Operating Agreement.

          "Key Performance Indicators" is defined in Section 7.2 of the Operating Agreement and listed on Schedule 7.2.4 to the Operating Agreement.

          "KT" means 1,000 metric tonnes.

          "LCNL" means Lyondell Chemical Nederland, Ltd., a Delaware corporation, and its successors and assigns by operation of law or any successor to substantially all of the business conducted by LCNL as of the Signing Date.

          "LCT License Agreement" is defined in the Recitals to the Parent Agreement.

          "LCTN" means Lyondell Chemie Technologie Nederland B.V., and its permitted successors and assigns as the licensor under the Lyondell License Agreement.

          "Leased Premises" means the land and certain related infrastructure that is leased by the Partnership under the Ground Lease. The Leased Premises are depicted on the Plot Plan.

          "License Agreements" means the Lyondell License Agreement and the Bayer License Agreement.

          "Local Project Team" is defined in Appendix 1A to the Operating Agreement.

          "Lyondell" means Lyondell Chemical Company.

          "Lyondell Beneficiaries" is defined in Section 2.2 of the Parent Agreement.

          "Lyondell Conditional Transferee" means Lyondell Chemie (PO-11) B.V. and its permitted successors and assigns under the Conditional Transfer Agreement.

          "Lyondell Conditions" is defined in Section 2.1 of the Conditional Transfer Agreement.

          "Lyondell Conditional Transferor" means Lyondell PO-11 C.V. and its permitted successors and assigns under the Conditional Transfer Agreement.

          "Lyondell Dissolving Conditions" is defined in Section 2.1 of the Conditional Transfer Agreement.

          "Lyondell Group" means Lyondell and its Affiliates.

          "Lyondell License Agreement" means the license, dated as of the Signing Date, by LCT Nederland to the Lyondell Partner in respect of the PO-11 Technology, as the same may be amended from time to time.

          "Lyondell Members" is defined in Section 8.1 of the Partnership Agreement (in reference to the Management Committee).

          "Lyondell Notarial Deed" is defined in Section 1.1 of the Sale and Transfer Agreement.

          "Lyondell Operator Representative" is defined in Section 2.6 of the Operating Agreement.

          "Lyondell Operating Practices" means both (i) the operating practices employed by the Operator with respect to the Botlek manufacturing complex, except as to operational matters that relate to the PO/SM production process and related Raw Materials procurement, and (ii) the operating practices employed by the Lyondell Group with respect to the other PO/SM manufacturing plants operated by the Lyondell Group.

          "Lyondell Partner" means Lyondell PO-11 C.V., and its permitted successors and assigns under the Partnership Agreement.

          "Lyondell PO-11 Affiliates" is defined in the Recitals of the Parent Agreement.

          "Lyondell Suspending Conditions" is defined in Section 2.1 of the Conditional Transfer Agreement.

          "Lyondell Successor Parent" is defined in Section 3.2 of the Parent Agreement.

          "Maintenance Capital Project" means a Capital Project as to which the primary purpose is, in the Operator's reasonable judgement, to either (a) maintain the PO-11 Plant Facilities in their condition in accordance with the initial operating design specifications and parameters for the PO-11 Plant Facilities or (b) maintain or achieve the Key Performance Indicators. The restoration of the PO-11 Plant Facilities following a Casualty shall be considered a Maintenance Capital Project. The Parties acknowledge that Maintenance Capital Projects may also result in enhanced efficiency or other performance characteristics.

          "Maintenance Policies" is defined in Section 4.2 of the Operating Agreement.

          "Major Casualty" is defined in Section 22.6 of the Partnership Agreement.

          "Major Decisions" is defined in Section 8.1 of the Partnership Agreement.

          "Management Committee" means the management committee of the Partnership, established in accordance with Section 8.1 of the Partnership Agreement.

          "Management Committee Resolution" is defined in Section 8.1 of the Partnership Agreement.

          "Managerial Personnel" means (i) with respect to a Partner, any employee of that Partner or its Affiliate who holds a senior managerial or higher position with such Partner and who has direct responsibility for the administration and oversight of the Partner's investment in the Partnership and (ii) with respect to the Operator, any employee who holds a position as "Plant Manager" of the PO-11 Plant Facilities or higher and who, in each case, has direct responsibility for the operation of the PO-11 Plant Facilities.

          "Managing Partner" is defined in Section 3.4 of the Partnership Agreement.

          "Master Transaction Agreement" means the Master Transaction Agreement between Lyondell, Bayer and Bayer Corporation dated as of 31 March 2000, as amended from time to time.

          "Material Litigation" means any litigation or other proceedings to which the Partnership and/or the Operator in connection with its capacity as such under the Operating Agreement is a claimant or defendant and (i) where the total claim or counterclaim against the Partnership and/or the Operator is more than 5,000,000 Euros above applicable insurance coverage limits; (ii) where the total claim or counterclaim of the Partnership against third parties is more than five million Euros; or (iii) where the claim against the Partnership and/or the Operator (x) involves credible allegations of criminal wrongdoing with the potential for material criminal penalties against the Partnership and/or its Partners; (y) imposes a material risk of shut down or other disruption of production on the PO-11 Plant Facilities; and/or (z) imposes material restrictions on the Partners' use or sale of PO or SM produced from the PO-11 Plant Facilities.

          "Material Raw Materials Contract" means (i) any ethylene, propylene and benzene contracts (other than "spot" contracts), or (ii) any Other Raw Materials contract which has a total expenditure by the purchaser of more than 1,000,000 Euros per contract year.

          "Material Utility Contract Amendment" means any amendment, renewal, extension, or replacement of any contract for the provision of utilities to the PO-11 Plant Facilities which relates to the costs or duration of supply or which may result in the termination of a utility contract.

          "Members" is defined in Section 8.1 of the Partnership Agreement (in reference to the Management Committee).

          "MERIT" is defined in Appendix 1A to the Operating Agreement.

          "Minimum Turndown Operating Rate" is defined in Section 7.2 of the Operating Agreement.

          "month" means a calendar month.

          "Monthly Production Report" is defined in Section 4.2 of the Operating Agreement.

          "Movable Assets" is defined in Section 2.2 of the Conditional Transfer Agreement.

          "NAI" means The Netherlands Arbitration Institute ("Nederlands Arbitrage Instituut").

          "NAI Rules" means the Arbitration Rules of the NAI.

          "Non-Procuring Partner" is defined in Section 13.3 of the Partnership Agreement.

          "Notarial Deed" is defined in Section 1.1 of the Sale and Transfer Agreement.

          "Offtake Percentage" means the percentage interest of each Partner in PO and co-produced SM capacity rights for PO-11. The Offtake Percentage of each of the Bayer Partner and Lyondell Partner is 50% as of the Signing Date and is subject to adjustment in accordance with Section 15.1 of the Partnership Agreement.

          "Operating Agreement" means the PO-11 Operating Agreement between the Partnership and the Operator dated as of the Signing Date, as amended from time to time.

          "Operating Budget" is defined in Section 7.3 of the Operating
Agreement.

          "Operating Costs" means all costs, including all third party charges and Service Charges incurred in connection with the management, operation, maintenance and ownership of the PO-11 Plant Facilities, which are not capitalised by the Partnership in accordance with US GAAP or Lyondell's accounting capitalisation procedures for the Lyondell Group, as the same may be modified from time to time.

          "Operating Costs Statement" is defined in Section 10.1 of the Partnership Agreement.

          "Operating Services" means all services, utilities, materials, facilities and access easements required to be supplied or procured by the Operator for the operation of the PO-11 Plant Facilities and production of PO and SM at the PO-11 Plant Facilities during the Production Term. The Operating Services are described in more detail in Article IV of the Operating Agreement.

          "Operator" means LCNL and its permitted successors and assigns as the Operator under the Operating Agreement.

          "Other Assets" is defined in Section 2.2 of the Conditional Transfer Agreement.

          "Other Project Implementation Staff" is defined in Appendix 1A to the Operating Agreement.

          "Other Raw Materials" means any feedstock (other than ethylene, propylene or benzene), catalyst, additive or process chemical used in the production of PO and SM.

          "Other Raw Materials Purchasing Plan" is defined in Section 5.2 of the Operating Agreement.

          "Ownership Interest" is defined in Section 3.2 of the Parent
Agreement.

          "Parent Agreement" means the Agreement dated as of the Signing Date between Lyondell and Bayer pursuant to which, among other things, Lyondell and Bayer guarantee the performance of their respective Affiliates that are the Partners in the Partnership and enter into certain agreements as to indirect transfers of the interests in the Partnership owned by their respective Affiliates as of the Signing Date.

          "Parent Company" means, as to the Lyondell Partner and the Operator, Lyondell or its permitted successor under the Parent Agreement and means as to the Bayer Partner, Bayer or its permitted successor under the Parent Agreement.

          "Parent Company Guarantee Beneficiary" is defined in Section 2.2 of the Parent Agreement.

          "Partner" means a partner of the Partnership.

          "Partners Transfer Agreement" is defined in Section 1.1 of the Sale and Transfer Agreement.

          "Partnership" means Lyondell Bayer Manufacturing Maasvlakte VOF, a general partnership organised under the laws of The Netherlands ("vennootschap onder firma"), together with the Partnership's permitted successors and assigns under the Operating Agreement.

          "Partnership Accounts" means, whether one or more, the bank account or accounts of the Partnership, to be held with Bank of America or another creditworthy bank.

          "Partnership Agreement" means the Partnership Agreement of the Partnership dated as of the Signing Date between the Lyondell Partner and the Bayer Partner, as amended from time to time.

          "Partnership Asset Proceeds" is defined in Section 17.3 of the Partnership Agreement.

          "Partnership Interest" means all of a Partner's rights and obligations under the Partnership Agreement.

          "Partnership Percentage" has the meaning specified in Section 2.2 of the Partnership Agreement.

          "Partnership Representatives" is defined in Section 2.6 of the Operating Agreement.

          "Partnership Working Capital" is defined in Section 6.2 of the Partnership Agreement.

          "Party" or "Parties" means (i) as used in the Partnership Agreement, the Lyondell Partner and the Bayer Partner, (ii) as used in the Operating Agreement, the Operator and the Partnership and (iii) as used in the Parent Agreement, Lyondell and Bayer. For purposes of Section 10.4 of the Operating Agreement and Section 19.4 of the Partnership

Agreement, "Party" shall mean and include, as applicable to the Claim in question, the Operator, the Partnership, the Lyondell Partner and/or the Bayer Partner.

          "Party Obligor" is defined in the Recitals of the Parent Agreement.

          "Party Representative" is defined in Section 2.6 of the Operating Agreement.

          "Permitted PO Successor" means the successor (acknowledging that the "successor" may be an Affiliated group of companies acting collectively) or an Affiliate of a successor to (a) the Partnership Interest of the Lyondell Partner; (b) the PO-11 Technology; and (c) other assets equal to at least 90% of the book value of all of the PO production assets of the Lyondell Group world-wide.

          "Permitted Polyols Successor" means the successor (acknowledging that the "successor" may be an Affiliated group of companies acting collectively) to
(a) the Partnership Interest of the Bayer Partner; and (b) other assets equal to at least 90% of the book value of all of the Identified Polyols production assets of the Bayer Group world-wide.

          "Person" means any individual, corporation, limited liability company, limited partnership, general partnership, trust, joint, venture, governmental authority, association or other entity or organisation, wherever residing or organised.

          "Personnel Policies" is defined in Section 2.5 of the Operating Agreement

          "Plan Year" is defined in Section 7.2 of the Operating Agreement.

          "Pledge" means to mortgage, pledge, hypothecate charge, encumber or create or suffer to exist any pledge, lien or encumbrance upon or security interest in any asset. Such defined term is used as both a noun and a verb.

          "Plot Plan" means the site plan drawing depicting, among other things, the PO-11 Plant Facilities, which is attached to the Operating Agreement as Exhibit C thereto.

          "PO" means propylene oxide.

          "PO-11 Agreements" means, collectively, the Partnership Agreement, the Operating Agreement, the Parent Agreement, the Bayer License Agreement, the Lyondell License Agreement and the Conditional Transfer Agreement.

          "PO-11 Business" is defined in Section 4.3 of the Parent Agreement.

          "PO-11 Design Volumes" means 285 KT of PO per year and 640 KT of SM per year.

          "PO-11 Plant Facilities" means, collectively, the Leased Premises, the EB production plant, PO/SM production plant and related piping (other than piping owned by third parties), logistics, storage and other fixtures, equipment and property located within the Leased Premises.

          "PO-11 Project Costs" means all amounts due under the EPC Contract, amounts owed to the Operator with respect to the Development Phase in accordance with Appendix 1 of the Operating Agreement and all other amounts required to develop, design, procure, construct, equip, pre-commission, commission and start-up the PO-11 Plant Facilities and related infrastructure, including Sunk Costs.

          "PO-11 Project Assets" means all assets, rights and obligations, including the Ground Lease, claims and contracts (including the contracts, letters of intent and negotiations listed on Schedule 18 to the Partnership Agreement), relating to the development, design, procurement and construction of the PO-11 Plant Facilities, excluding the PO-11 Technology.

          "PO-11 Project Development" is defined in Appendix 1A to the Operating Agreement.

          "PO-11 Technology" means all technical information patented in The Netherlands or unpatented relating to the POSM Process (as defined in the License Agreements) practised at the PO-11 Plant Facilities, including, process descriptions, production and production results, tests and test results, data, plans, designs, specifications, reports, know-how, inventions, software operating experience and other information (including PO-11 Plant Facilities plant operating manuals) in the possession or control of Lyondell and/or any of its Affiliates, or acquired or developed by Lyondell and/or any of its Affiliates.

          "PO-11 Transaction Agreements" is defined in the Recitals of the Parent Agreement.

          "Policies" means the EHS Policies, the Maintenance Policies and the Personnel Policies.

          "PO Logistics Agreement" means the Propylene Oxide Exchange and Logistics Agreement dated as of 31 March 2000 between Lyondell and LCNL and Bayer, BAYPO Limited Partnership, Bayer Antwerpen N.V. and Bayer Polyols SNC, as the same may be amended or replaced from time to time.

          "PO Manufacturing Costs" is defined in Section 20.2 of the Partnership Agreement.

          "Production Term" means the period commencing on Commercial Start-up and ending on the 50th anniversary of Commercial Start-up, subject to automatic extension for any extension of the term of the Partnership Agreement pursuant to
Section 5.2 of the Partnership Agreement.

          "Proposed Annual Plan" is defined in Section 7.2 of the Operating Agreement.

          "Proposed Annual Production Plan" is defined in Section 7.2 of the Operating Agreement.

          "Proposed Capital Budget" is defined in Section 7.2 of the Operating Agreement.

          "Proposed Operating Budget" is defined in Section 7.2 of the Operating Agreement.

          "Proprietary PO/SM Technology" means all technical information patented or unpatented relating to the POSM Process (as defined in the License Agreements) practised by the Lyondell Group in any location (including the PO-11 Technology), including, process descriptions, production and production results, tests and test results, data, plans, designs, specifications, reports, know-how, inventions, software operating experience and other information (including PO-11 Plant Facilities plant operating manuals) in the possession or control of Lyondell and/or any of its Affiliates, or acquired or developed by Lyondell and/or any of its Affiliates.

          "Purchase Price" is defined in Section 2.1 of the Conditional Transfer Agreement.

          "Raw Materials" means ethylene, propylene, benzene and/or Other Raw Materials.

          "Registered Goods" is defined in Section 2.2 of the Conditional Transfer Agreement.

          "Related Persons" is defined in Section 13.1 of the Operating
Agreement.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Chemical Substance in, into or onto the environment of any kind whatsoever, including the movement of any Chemical Substance through or in the environment, exposure of any type in any workplace, any release as defined in any EHS Law.

          "Sale and Transfer Agreement" means the Sale and Transfer Agreement entered into as of the Signing Date between LCNL as Transferor and the Bayer Partner as Transferee.

          "Senior Plant Management Team" means the Director of European Manufacturing, PO-11 Plant Manager, Process Engineering Manager, Project Engineering Manager and EHS/Q Manager (or equivalent positions of responsibility if titles change) with responsibility for the PO-11 Plant Facilities and whether or not such Persons have responsibility for other facilities operated by the Lyondell Group.

          "Service Center Europe" or "SCE" means Lyondell's Service Center Europe located on the Signing Date at Weenapoint D, Weena 762, 3014DA, Rotterdam, The Netherlands, or any successor service function.

          "Service Charges" means all direct personnel and other costs, indirect costs, taxes and permitted off-site or corporate indirect costs and overheads (subject to Section 6.2 of the Operating Agreement), including third party Operating Costs and Capital Costs that are billed by a third party to the Operator, incurred by or on behalf of the Operator in connection with the provision of Development Services and/or Operating Services pursuant to the Operating Agreement.

          "Service Provider" is defined in Schedule 4.2.5 to the Operating Agreement.

          "Shared European/Regional Manufacturing Staff" is defined in Appendix 1A to the Operating Agreement (for purposes of Appendix 1A only) and in Appendix
6.2 to the Operating Agreement (for all purposes other than Appendix 1A).

          "Shared Storage Facilities" means storage facilities for PO or SM that are located within the Leased Premises and are shared between the Partners (i.e., are not dedicated 100% to the use of any one Partner as a result of a Unilateral Capital Project).

          "Signing Date" means the signing date for the PO-11 Transaction Agreements, being 18 December 2000.

          "SM" means styrene monomer.

          "SM Manufacturing Costs" means the total Variable and Fixed Costs excluding depreciation per metric tonne of styrene for SM from PO-11, as determined by the Lyondell accounting system and used in Lyondell's business management processes. The monthly SM Manufacturing Costs shall be auditable for the Bayer Partner in accordance with Section 9.4.2 of the Operating Agreement.

          "Small Projects Budget" is defined in Section 7.2 of the Operating Agreement.

          "SRM Procuring Partner" is defined in Section 13.3 of the Partnership Agreement.

          "Strategic Raw Materials" means propylene, ethylene and/or benzene, as context requires.

          "Strategic Raw Materials Purchasing Plan" is defined in Section 5.1 of the Operating Agreement.

          "Successor Parent" is defined in Section 3.2 of the Parent Agreement.

          "Sunk Costs" means all costs incurred by the Lyondell Group prior to 2001 in connection with the development and design, procurement and construction of the PO-11 Plant Facilities, as agreed by the Partners and reflected in their initial capital contributions funded in accordance with Section 6.1 of the Partnership Agreement.

          "Suspending Conditions" means the Bayer Suspending Conditions and/or the Lyondell Suspending Conditions, as context requires.

          "Suspension of Payments Proceeding" is defined in Section 2.1 of the Conditional Transfer Agreement.

          "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments).

          "TBA" means tertiary butyl alcohol.

          "Technical Support Staff" is defined in Appendix 1A to the Operating Agreement (for purposes of Appendix 1A only) and in Appendix 6.2 to the Operating Agreement (for all purposes other than Appendix 1A).

          "Technology Licensor" means Lyondell Chemie Technologie Nederland B.V. and its permitted successors and assigns under the Parent Agreement.

          "Term" means the Development Phase and the Production Term.

          "Third Party" means any Person other than the Partnership, a Partner, the Operator, and their respective Affiliates.

          "Third Party Claim" means any Claim by a Third Party. For avoidance of doubt, any obligation to remediate under EHS Law or Applicable Law and regardless of whether the remediation or environmental condition has become the subject of an enforcement proceeding, shall be considered a Third Party Claim.

          "Total Costs Plus New Capital Depreciation" is defined in Section 20.2 of the Partnership Agreement.

          "Transfer" means to sell, assign or otherwise in any manner other than a Pledge dispose of, whether by act, deed, merger, consolidation, conversion or otherwise. Such defined term is used as both a noun and a verb.

          "Turnaround" means a major periodic maintenance programme for the PO-11 Plant Facilities or a portion thereof, involving disruption of production. A Turnaround may be scheduled or unscheduled.

          "Umbrella Agreement" means the Umbrella Agreement to be entered into between the Municipality of Rotterdam (represented by the Chairman of the Rotterdam Municipal Port Management) and the Partnership.

          "Unilateral Capital Project" is defined in Section 7.6 of the Operating Agreement.

          "Unilateral Capital Project Asset" means an asset of the Partnership used exclusively in connection with a Unilateral Capital Project, and the allocable share attributable to a Unilateral Capital Project of an asset of the Partnership used in both a Unilateral Capital Project and other aspects of Partnership operations.

          "Unilateral Capital Project Asset Proceeds" is defined in Section 17.3 of the Partnership Agreement.

          "Unilateral Capital Implementation Plan" is defined in Section 7.6 of the Operating Agreement.

          "Unilateral Capital Project Threshold" is defined in Section 14.5 of the Partnership Agreement.

          "Uninsured Third Party Claim" means a Third Party Claim with respect to the operations of the PO-11 Plant Facilities that is not covered by the insurance program maintained by or on behalf of the Operator. A Third Party Claim that would be insured but for deductibles and/or self-insurance retention limits under the insurance program maintained by or on behalf of the Operator shall not be considered an Uninsured Third Party Claim. The portion of a Third Party Claim that exceeds coverage limits or that would have been covered but for a lapse in coverage due to non-payment of premium or otherwise shall be treated as an Uninsured Third Party Claim.

          "VAMIL" means "Free Depreciation of Ecologically Sound Investments" ("Willekeurige afschrijving milieu-investeringen"), a tax incentive for certain environmentally beneficial investments in The Netherlands.

          "Variable Costs" means the portion of cash costs associated with the production of PO or SM, as the case may be, that vary directly with changes in production levels.

          "VAT" means value added tax ("BTW" in The Netherlands).

          "Working Capital Statements" is defined in Section 6.2 of the Partnership Agreement.

          "year" means a calendar year.

                                   EXHIBIT B

                         DISPUTE RESOLUTION PROCEDURES

               FOR OPERATING AGREEMENT AND PARTNERSHIP AGREEMENT



A.  GENERAL PROVISIONS.

1.  Binding and Exclusive Means.

    The applicable dispute resolution provisions set forth in this Exhibit B shall be the binding and exclusive means to resolve all disputes arising under the Operating Agreement, the Partnership Agreement, the Parent Agreement, the Conditional Transfer Agreement and any other instrument entered into between members of the Lyondell Group and members of the Bayer Group that expressly provides for disputes to be exclusively resolved in accordance with these Dispute Resolution Procedures.

2.  Single Proceeding for Disputes.

    For disputes involving more than one of the instruments which provide for disputes to be resolved in accordance with these Dispute Resolution Procedures, and all disputes arising under the same facts or circumstances relating to more than one of such instruments, such disputes, if submitted to the same dispute resolution body, shall be combined in a single proceeding involving all relevant Parties.

3.  Continuation of Business.

    Notwithstanding the existence of any dispute or the pendency of any procedures pursuant to this Exhibit B, the Parties agree and undertake that all payments shall continue to be made and that all obligations not in dispute shall continue to be performed.

4.  Initiation of Dispute Resolution Procedures.

    Any Party may at any time invoke these Dispute Resolution Procedures by providing written notice of such action to the other Parties. The following provisions of this Article A do not apply to any dispute that is governed by the provisions of Article C to Article E below.

5.  Submission of Dispute to the Management Committee.

    Unless the dispute has arisen at the Management Committee, the Parties within five Business Days after such notice shall schedule a meeting of the Management Committee to be held at the Operator's offices in Rotterdam, The Netherlands. The meeting shall occur within 20 Business Days after notice of the meeting is delivered to the Parties. The Management Committee shall attempt, in a commercially reasonable manner, to negotiate a resolution of the dispute.

6.  Submission of Dispute to the Global Steering Committee.

    If the Management Committee has not negotiated a resolution to the dispute within 45 days of the initial notice of such dispute, or if the dispute arose at the Management Committee, then a meeting of the Global Steering Committee shall be called and shall be held. The meeting shall be held in Rotterdam, The Netherlands or at another location selected by the Global Steering Committee members. The Global Steering Committee shall attempt, in a commercially reasonable manner, to negotiate a resolution of the dispute.

7.  Mediation or Other Alternative Dispute Resolution.

    Either the Management Committee or the Global Steering Committee may, by a majority vote of each of the Lyondell representatives and the Bayer representatives, order mediation or other form of alternative dispute resolution if they believe such technique is useful in resolving the dispute. If a method of alternative dispute resolution is agreed upon, a specific timetable and completion date for its implementation shall also be agreed upon.

8.  Implementing the Resolution.

    If the Management Committee or the Global Steering Committee succeed in resolving the dispute, then one or more of the Parties shall be directed (in as comprehensive detail as reasonably practicable) to take the actions necessary to carry out such resolution and each Party agrees that it will do all things reasonably necessary to give full effect to such resolution. Each Party shall have a commercially reasonable time in which to take such actions.

B.  ARBITRATION.

1.  Binding Arbitration under NAI Rules.

    Any dispute, other than disputes that are governed by Article C to Article E below, that is not resolved within 45 days after the first meeting of the Global Steering Committee, under Article A above, shall be finally settled by arbitration by a three-member arbitration panel in accordance with the rules of The Netherlands Arbitration Institute (the "NAI RULES"). The arbitration proceedings and all documents delivered to or by the arbitrators shall be in English and the arbitrators shall make their award in accordance with the rules of law. The extended periods of time applicable to international arbitration proceedings pursuant to Article 5(2) of the NAI Rules shall not be applicable. The venue for the proceedings shall be Rotterdam, The Netherlands. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the arbitrators and the Parties. The NAI will not be authorised to publish the award in accordance with Article 55 of the NAI Rules.

2.  Appointment of Arbitrators.

    The Party initiating arbitration shall notify the NAI in accordance with the NAI Rules (the "ARBITRATION NOTICE") and shall deliver a copy thereof to the other Parties. The

    Parties, having regard to the nature of the dispute and the expertise required of the arbitrators (e.g., technical, financial or judicial), shall attempt to agree on the qualification requirements of the arbitrators to present to the NAI within 15 days following the Arbitration Notice to be used by the NAI in its "List Procedure" under Article 14 of the NAI Rules. If the Parties cannot agree on such qualification requirements within such 15 day period, then the normal procedures of Article 14 of the NAI Rules shall apply. If any arbitrator is unable to serve, his or her replacement will be selected in the same manner as the arbitrator to be replaced.

3.  Arbitration Decision.

    The arbitrators shall have the authority to issue injunctive relief. The arbitrators shall render the final arbitration award, in writing, within 20 days following the completion of the final arbitration hearing. If the arbitrators' decision results in a monetary award, the interest to be granted on such award, if any, and the rate of such interest shall be determined by the arbitrators in their discretion. The arbitrators shall allocate the costs of the arbitrators and the costs of the proceeding in their discretion. The arbitration award shall be final and binding on the Parties and, to the extent permitted by Applicable Law, the Parties waive any rights to appeal against such award.

4.  Special Burden of Proof for Certain Disputes.

    For any dispute to be resolved by arbitration in relation to the Operating Agreement in which it is alleged that the Operator is not complying with Applicable Law, the Policies or Good Industry Practice or is acting in a manner that is not consistent with the Lyondell Operating Practices, the arbitrators must find such non-compliance or inconsistency in a significant respect, after giving reasonable latitude to the Operator's judgement in applying Applicable Law, the Policies, the Lyondell Operating Practices and Good Industry Practice.

5.  Curative Period.

    If the issue of whether a breach of the Operating Agreement and/or the Partnership Agreement occurred or whether one of the Parties was entitled to exercise remedial rights is in dispute, then the non-prevailing Party shall have a commercially reasonable period of time to cure the default or circumstance before the prevailing Party shall be entitled to exercise such remedial rights. The Arbitrators shall include in their award the time in which the non-prevailing Party must complete such cure.

C. DETERMINATION OF CERTAIN CONSISTENCY CLAIM DISPUTES BY PANEL OF BINDING ADVISORS.

1.  Submission of Consistency Claim Disputes to Panel of Binding Advisors.

    Any dispute as to whether the Operator's proposed actions and/or expenditures are consistent with the Policies and Lyondell Operating Practices (a "CONSISTENCY CLAIM") in connection with a dispute under Section
    7.3.4 of the Operating Agreement among the Parties regarding the Annual Plan or in connection with an expenditure or proposed expenditure by the Operator in respect of EHS activities or resulting from

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    personnel compensation increases in which such expenditure is disputed by the Bayer Partner pursuant to and in accordance with Section 13.4 of the Partnership Agreement, may be submitted by the Bayer Partner within the time period provided in Section 7.3.4 of the Operating Agreement or Section 13.4 of the Partnership Agreement, as applicable, to binding resolution by a three-member panel of binding advisors ("bindend adviseurs") pursuant to this Article C. Both Partners and the Operator shall be Parties to any Consistency Claim procedure under this Article C. The fact that the Partnership is deadlocked on the issue shall be disclosed to the binding advisors and neither Party shall have the authority to represent the Partnership in such proceeding.

2.  Appointment of Binding Advisor Panel.

    Within 15 days following the notice by the Bayer Partner to the Operator that the Consistency Claim is to be submitted to resolution by a three-member binding advisor panel, the Parties shall attempt to agree on the qualification requirements of the binding advisors to present to the NAI to be used by the NAI in its "List Procedure" under Article 14 of the NAI Rules, which shall be used to appoint the binding advisor panel members. If the Parties cannot agree on such qualification requirements within such 15 day period, then the qualification requirements are that each binding advisor must be a chemical engineer with experience in the management and operation of a major chemical plant in Western Europe or North America.

3.  Conduct of the Proceedings.

    The binding advisor proceeding and all documents delivered to or by the binding advisors shall be in English. In the absence of an agreement to the contrary, the place of the proceeding shall be Rotterdam, The Netherlands. The proceeding shall be conducted in accordance with the NAI Rules. The extended periods of time applicable to international arbitration proceedings pursuant to Article 5(2) of the NAI Rules shall not be applicable. To the fullest extent permitted by law, the binding advisor proceedings and decision shall be maintained in confidence by the binding advisors and the Parties. The NAI will not be authorised to publish the award in accordance with Article 55 of the NAI Rules.

4.  Standard of Proof.

    To reach a decision in favour of the Bayer Partner, the binding advisors must find, after giving reasonable latitude to the Operator's judgement in applying the Policies and the Lyondell Operating Practices, that the Operator's proposed course of action and/or expenditure, as applicable, is inconsistent with the Policies and the Lyondell Operating Practices in a significant respect. The binding advisors are not authorised to make any other decision or award except as provided in Section C.7 and Section C.8 below.

5. If Decision is in Favour of the Operator and the Lyondell Partner or there is No Decision within Six Months.

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

    If the binding advisors decide for the Operator and the Lyondell Partner, or do not reach a decision for any reason within six months following the expiration of the period within which the Global Steering Committee is to attempt to resolve the dispute pursuant to Section 7.3.4(b) of the Operating Agreement or Section 13.4 of the Partnership Agreement, as applicable, then the proposed course of action or expenditure of the Operator shall be deemed consistent with the Policies and the Lyondell Operating Practices for all purposes and shall be treated as part of the Annual Plan for all purposes, including as to spending authority of the Operator. In addition, if a decision is made regarding proposed spending under Section 13.4 of the Partnership Agreement and the Lyondell Partner has instructed the Operator to defer proceeding with the disputed expenditures pending resolution of the dispute because the Bayer Partner would not release the Lyondell Partner from responsibility for a disproportionate share of costs pursuant to Section C.7 below, then the binding advisors shall have the authority to award Damages in favour of the Operator and/or the Lyondell Partner in the appropriate case under Section C.8 below.

6.  If Decision is Against the Lyondell Partner and the Operator.

    If the binding advisors decide in favour of the Bayer Partner, the Operator shall prospectively modify its conduct accordingly. The Operator shall not be responsible in Damages for the past failure of the Operator to have operated consistently with the Policies and the Lyondell Operating Practices. Allocation of cost responsibility between the Partners shall be in accordance with Section C.7 below.

7. If there is a Dispute under Section 13.4 of the Partnership Agreement Decided Against the Lyondell Partner and the Operator.

    For Consistency Claim disputes regarding expenditures or proposed expenditures for EHS activities, or that result from personnel compensation increases, the Bayer Partner is required by Section 13.4 of the Partnership Agreement to elect whether it will release the Lyondell Partner from responsibility pursuant to this Section C.7 for potentially paying more than its Partnership Percentage share of the costs associated with such expenditures by the Operator which the Partnership may incur during the pendency of the relevant dispute resolution process. If the Bayer Partner elects not to release the Lyondell Partner from responsibility for additional costs pursuant to Section 13.4 of the Partnership Agreement, and the Operator makes expenditures in connection with the disputed EHS activity or personnel compensation increase and the binding advisors determine that the Operator's expenditures were not consistent with the EHS Policies or the Personnel Policies, as applicable, then the following shall apply:

    (a) The binding advisors shall determine a realistic alternative to the Operator's proposed course of action that is also consistent with the Policies and the Lyondell Operating Practices.

    (b) The binding advisors shall make a cost/benefit analysis, comparing the relative benefits and costs of the course of action undertaken by the Operator to the alternative course of action determined by the binding advisors pursuant to Section C.7(a) above.

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

    (c) Subject to Section C.7(d) below, the Lyondell Partner will be allocated 100% of the capital or other costs incurred that are associated with the course of action of the Operator that is determined to be not consistent with the EHS Policies or the Personnel Policies, as applicable.

    (d) If and to the extent that the course of action undertaken by the Operator creates an economic benefit to the Partnership, then the portion of the economic costs allocated 100% to the Lyondell Partner shall be reduced by a ratio (expressed as a percentage) equal to the economic benefit resulting to the Partnership over the total costs associated with the course of action undertaken by the Operator. This reduction shall be applied to each item of the applicable costs for the course of action undertaken by the Operator. The costs for the course of conduct undertaken by the Operator that are not charged 100% to the Lyondell Partner shall be shared by the Partners in the ratio of their Partnership Percentages.

    (e) By way of example only, if an EHS course of action implemented by the Operator is subsequently determined by the binding advisors to be completely unnecessary for regulatory purposes and is otherwise inconsistent with the EHS Policies and the Lyondell Operating Practices, then the applicable costs will have no economic benefit to the Partnership and all of those costs will be allocated 100% to the Lyondell Partner. On the other hand, if the EHS course of action implemented by the Operator is subsequently determined by the binding advisors to address an applicable regulatory requirement but otherwise is determined to be inconsistent with the EHS Policies and the Lyondell Operating Practices, and the alternative determined by the binding advisors that is consistent with the Policies and the Lyondell Operating Practices is less costly, then the costs associated with the action implemented by the Operator will have an economic benefit equal to the costs that would have been incurred by the Partnership to implement the alternative course of action determined by the binding advisors that is consistent with the EHS Policies and the Lyondell Operating Practices.

8. If there is a Dispute under Section 13.4 of the Partnership Agreement that is Not Decided against the Lyondell Partner and the Operator and Damages Result From Deferral.

    If the Bayer Partner elects under Section 13.4 of the Partnership Agreement not to release the Lyondell Partner from responsibility pursuant to Section
    C.7 above for potentially paying more than the Lyondell Partner's Partnership Percentage share of the costs associated with such expenditures by the Operator which the Partnership may incur during the resolution of the dispute if the Operator proceeds with the proposed EHS or personnel compensation increase expenditures, then the Lyondell Partner may elect under Section 13.4 of the Partnership Agreement to instruct the Operator to defer proceeding with such disputed expenditures during the resolution of the dispute. If the binding advisors do not find that the proposed expenditures were inconsistent with the EHS Policies and/or the Personnel Polices, as applicable, then the following shall apply:

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

    (a) If the Lyondell Partner and/or the Operator allege that the Partnership or the Operator have incurred Damages as a result of the deferral of such expenditures during the resolution of the dispute, then the binding advisors shall determine the Damages actually incurred by the Partnership and/or the Operator as a result of such deferral. For the avoidance of doubt, "Damages" excludes any lost profits or consequential, incidental or punitive damages incurred by the Operator or the Partnership for its own account.

    (b) The Bayer Partner shall be responsible for 100% of the Damages awarded by the binding advisors that are incurred by the Partnership or the Operator as a result of the Operator's deferral in proceeding with its proposed course of action and corresponding expenditures.

9.  Costs.

    Costs of the binding advisor procedure shall be borne by the non-prevailing Partner.

D. DETERMINATION OF DISPUTES CONCERNING THE ANNUAL ACCOUNTS THROUGH BINDING ADVISORS.

1.  Application; Binding Advisor Panel.

    The provisions of this Article D shall only be applicable to disputes concerning the Annual Accounts that are timely submitted by the disputing Partner to resolution hereunder pursuant to Section 12.3 of the Partnership Agreement. Such disputes are to be resolved by a three-member binding advisor panel in accordance with the following provisions of this Article D.

2.  Appointment of Binding Advisor Panel.

    The binding advisor panel shall be comprised of three public accountants with substantial experience in auditing chemical businesses in Western Europe. If no agreement is reached on the appointment of the binding advisors by the Partners within 15 days from the submission of the dispute to binding advisor determination pursuant to Section 12.3 of the Partnership Agreement, then such qualification requirements shall be used by the NAI in its "List Procedure" under Article 14 of the NAI Rules, which shall be used to appoint the binding advisor panel members.

3.  Conduct of the Proceedings.

    The binding advisor proceedings shall be in English. In the absence of an agreement to the contrary, the place of the proceeding shall be Rotterdam, The Netherlands. The proceeding shall be conducted in accordance with the NAI Rules. The binding advisors shall have access to the books and records of the Partnership as well as to all relevant working papers and other information available to the external auditors which audited the Annual Accounts. The extended periods of time applicable to international arbitration proceedings pursuant to Article 5(2) of the NAI Rules shall not be applicable. To the fullest extent permitted by law, the binding advisor proceedings and decision shall be maintained in confidence by the binding advisors

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

    and the Parties. The NAI will not be authorised to publish the award in accordance with Article 55 of the NAI Rules.

4.  Decision of the Binding Advisors; Costs.

    The binding advisors shall reach their decision within 30 days of appointment. The costs of the binding advisors proceeding shall be for the account of the Partnership if the Annual Accounts, as revised by the binding advisors, deviate materially from the Annual Accounts as audited by the Partnership's external auditors. Otherwise, the costs of the binding advisors proceeding shall be for the sole account of the disputing Partner.

E. DETERMINATION OF FAIR MARKET VALUE THROUGH BINDING ADVISORS UPON FULFILMENT OF SUSPENDING CONDITIONS.

1.  Application.

    The provisions of this Article E shall only be applicable following fulfilment of the Lyondell Suspending Conditions or the Bayer Suspending Conditions pursuant to the Conditional Transfer Agreement.

2.  Fair Market Value by Binding Advisors.

    The fair market value of the Partnership Interest of the Lyondell Partner or the Bayer Partner as of the date of the fulfilment of a Lyondell Suspending Condition or a Bayer Suspending Condition whichever is applicable, shall be determined by the decision of a three-member binding advisor panel in accordance with the following procedures. The determination of fair market value shall include a separate allocation of value to the Ground Lease.

3.  Appointment of Binding Advisor Panel.

    The binding advisor panel shall be comprised of three investment bankers or business consultants with substantial experience in valuing chemical plants and chemical businesses in Western Europe. Such qualification requirements shall be used by the NAI in its "List Procedure" under Article 14 of the NAI Rules, which shall be used to appoint the binding advisor panel members.

4.  Conduct of the Proceedings.

    The binding advisors shall conduct the proceeding in accordance with the NAI Rules, except as hereinafter provided. In the absence of an agreement to the contrary, the place of the proceeding shall be Rotterdam, The Netherlands. The proceedings and all documents delivered to and by the binding advisors shall be in English. The extended periods of time applicable to international arbitration proceedings pursuant to Article 5(2) of the NAI Rules shall not be applicable. The binding advisors shall consider all relevant valuation methodologies and all relevant facts and circumstances in determining the fair market value of the Partnership Interest of the Lyondell Partner or the Bayer Partner, as applicable, including the availability or non-availability of licenses and permits to operate the PO-11 Plant Facilities.

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

5.  Decision of the Binding Advisors; Costs.

    The binding advisors shall reach their decision within 30 days of appointment. The costs of the binding advisor procedure shall be for the account of the transferee of the Partnership Interest of the Lyondell Partner or the Bayer Partner, as applicable.

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